UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-12

Eden Bioscience Corporation
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]

No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

[X]

Fee paid previously with preliminary materials:

(PRELIMINARY COPY)

EDEN BIOSCIENCE CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:

A Special Meeting of Shareholders of Eden Bioscience Corporation, a Washington corporation, or the “Company,” will be held at [   ] on ________ [  ], 2009, at [  ] a.m., Pacific time, for the following purposes:

1.	To consider and vote upon a proposal to approve the voluntary dissolution and liquidation of the Company pursuant to a plan of complete dissolution and liquidation in the form attached to the accompanying proxy statement as Annex A.

2.	To consider and vote upon a proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

The foregoing matters are described in more detail in the accompanying proxy statement. A copy of the plan of complete dissolution and liquidation, or “Plan of Dissolution,” is included with the proxy statement as Annex A. You are encouraged to read the entire proxy statement carefully. In particular, you should consider the discussion entitled “Risk Factors” beginning on page 15 .

The Company’s board of directors has fixed the close of business on ________ [   ], 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Each share of Company common stock is entitled to one vote on all matters presented at the special meeting and any adjournments or postponements thereof.

Holders of the Company’s common stock are not entitled to assert dissenters’ rights with respect to the Plan of Dissolution under Chapter 23B.13 of the Washington Business Corporation Act.

This notice and the accompanying proxy statement and related materials are first being mailed to holders of record of our common stock on the record date on or about ________ [   ], 2009.

We hope you can attend the special meeting. However, whether or not you plan to attend, please vote either by Internet or by telephone or complete, sign, date and return the accompanying proxy card as soon as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person if you wish. The proposal to approve the Plan of Dissolution requires the affirmative vote of at least two-thirds of the outstanding shares of our common stock. Therefore, it is very important that your shares be represented.

The Company’s board of directors has approved the Plan of Dissolution and determined that it is advisable and in the best interests of the Company and its shareholders. The board of directors unanimously recommends that you vote “FOR” approval of both proposals described in the accompanying proxy statement.

A copy of the Company’s annual report on Form 10-K for the year ended December 31, 200 8 , which contain s important business and financial information about the Company and should be read carefully, is being delivered with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Nathaniel T. Brown
Chief Executive Officer,
Chief Financial Officer and Secretary

________ [  ], 2009
Woodinville, Washington

YOUR VOTE IS IMPORTANT!

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME OR BRING AN ACCOUNT STATEMENT OR LETTER FROM THE NOMINEE INDICATING YOUR BENEFICIAL OWNERSHIP AS OF THE RECORD DATE. A FAILURE TO VOTE YOUR SHARES WILL HAVE THE EFFECT OF A VOTE AGAINST THE PLAN OF DISSOLUTION.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. To understand fully the legal requirements for the voluntary dissolution of Eden Bioscience Corporation under Washington law and the special meeting and for a more complete description of the terms of the plan of complete dissolution and liquidation, you should carefully read this entire proxy statement and the document delivered with and incorporated by reference into this proxy statement. See “Incorporation by Reference.” As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” and “Eden” refer to Eden Bioscience Corporation, a Washington corporation.

PROPOSAL 1: APPROVAL OF PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION

Eden Bioscience Corporation
We sell harpin protein-based products for the protection of plants and seeds and the promotion of overall plant health to the general public, to resellers or businesses that offer our harpin protein-based products to the general public and to businesses that incorporate harpin protein-based products into existing or new products to be sold to the general public. In this proxy statement, we refer to this business as our “Home and Garden Business,” to this market as our “Home and Garden Market” and to these products as our “Home and Garden Products.”

In February 2007, we sold our proprietary harpin protein technology and substantially all of the assets related to our worldwide agricultural and horticultural markets to Plant Health Care, Inc. As a result of this sale, our Home and Garden Business is the only continuing portion of our operations and is our primary source of revenue. Our Home and Garden Business has a limited operating history and has generated only limited revenue to date. For the years ended December 31, 2008, 2007 and 2006, our Home and Garden Business generated revenue of approximately $[__], $0.3 million and $0.4 million, respectively. We incurred net losses of approximately $[__] and $1.0 million for the years ended December 31, 2008 and 2007, respectively. See “Selected Financial Data.” We have not made, and do not intend to make, substantial additional investments in our Home and Garden Business. From and after the sale of our harpin protein technology, our business strategy has been to use any revenue generated by our Home and Garden Business to support our continued operations while we explore whether there may be opportunities, through acquisitions or otherwise, to realize potential value from our remaining business assets, primarily our net operating loss carryforwards . In this proxy statement, we refer to this strategy as our “NOL Strategy.”

Our principal executive office is located at 14522 NE North Woodinville Way, Suite 202B, Woodinville, Washington 98072, and our telephone number is (425) 806-7300.

Plan of Dissolution (See pages 39 – 43 )
At the special meeting, the shareholders will be asked to consider and vote upon a proposal to voluntarily dissolve and liquidate our company and, subject to the requirements of Washington law, distribute to our shareholders available cash and any non-cash assets. On December 4, 2008, our board of directors approved a plan of complete dissolution and liquidation in the form attached to this proxy statement as Annex A, subject to shareholder approval. For more information on the background and reasons for the plan of dissolution, see “Proposal 1: Approval of Plan of Dissolution — Background and Reasons for the Proposed Dissolution and Liquidation” beginning on page 29 .

The plan of dissolution provides for the voluntary liquidation, winding up and dissolution of our company. If the plan is approved by our shareholders and implemented by us, we will, after the effective date of dissolution:

•   dispose of all of our remaining non-cash assets, consisting primarily of our Home and Garden Business, in such manner and on such terms as our board of directors deems in the best interests of our company and our shareholders;

• prosecute, defend, settle or otherwise resolve all claims and demands by or against our company;

•   establish a contingency reserve or otherwise make reasonable provision for the satisfaction of any known, contingent or conditional liabilities, including by means of insurance coverage or any other means that our board determines is reasonably calculated to provide for satisfaction of the reasonably estimated amount of our liabilities;

• subject to the limitations on distributions set forth under Washington law, distribute our remaining funds pro rata in one or more liquidating distributions to our shareholders ; and

• take any other actions permitted or required by applicable law to wind up and liquidate our business and affairs.

Even if the plan of dissolution is approved by our shareholders, our board of directors may amend, modify or abandon the plan of dissolution under the circumstances set forth in “Proposal 1: Approval of Plan of Dissolution — Principal Provisions of the Plan of Dissolution — Amendment, Modification or Abandonment of Plan” on page 42 .

Dissolution Under Washington Law (See page 39 )
Washington law provides that a corporation may dissolve upon approval and recommendation by the board of directors of the corporation, followed by the approval of its shareholders. If the plan of dissolution is approved by the requisite vote of our shareholders, we intend to file articles of dissolution with the Secretary of State of the State of Washington as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Revenue of the State of Washington. The dissolution will be effective on the date on which we file the articles of dissolution or a later date specified in the articles of dissolution. We intend to make a public announcement in advance of the anticipated effective date of dissolution. The effect of the dissolution will be that our corporate existence will continue, but we will not be permitted to carry on any business except that appropriate to wind up and liquidate our business and affairs.

Estimated Liquidating Distributions (See pages 43 – 45 )
Liquidating distributions are expected to be made from time to time after the effective date of dissolution to the holders of record of our common stock at the close of business on the effective date. Any liquidating distributions will be made pro rata in accordance with the respective number of shares of common stock held of record on the effective date. Prior to the making of any liquidating distribution, our board of directors must determine that reasonable provision has been made for the prosecution, defense, settlement or other resolution of all claims and suits and the satisfaction of the reasonably estimated amount of all liabilities of our company.

Based on information presently available, we estimate that holders of record of our common stock at the close of business on the effective date of dissolution may receive over time a total liquidating distribution of between $1. 28 and $1.4 5 per share. We presently expect to make an initial distribution to shareholders of up to $1.00 per share within 45 days after the effective date of dissolution. We do not intend to make any further distributions until after we sell our remaining non-cash assets, consisting primarily of our Home and Garden Business, settle claims with our known creditors and establish reserves or otherwise make reasonable provision for the prosecution, defense, settlement or other resolution of claims and suits and the satisfaction of liabilities. We do not expect to complete these activities until at least six months after the effective date of dissolution.

We are unable to predict the precise nature, amount or timing of any liquidating distributions, due primarily to our inability to estimate the amount of our remaining liabilities, the amount that we will expend during the course of the liquidation, the timing of any sales of our non-cash assets, the net proceeds from such sales, and the net value, if any, of our remaining non-cash assets. To the extent that the amount of our liabilities or the amounts that we expend during the liquidation are greater than we anticipate, the amount we distribute to our shareholders may be substantially less than the amount we have estimated or may be depleted entirely. Our board of directors, in its discretion, will determine the nature, amount and timing of all distributions.

Many of the factors influencing the amount of cash distributed to our shareholders as a liquidating distribution cannot be currently quantified with certainty and are subject to change. Accordingly, at the time you vote on the proposal to approve the plan of dissolution, you will not know the exact amount of any liquidating distributions that you may receive. You may receive substantially less than the amount we currently estimate, or you may not receive any liquidating distributions. The estimated liquidating distributions are not guarantees and do not reflect the total range of possible outcomes.

Sale of Remaining Assets (See page 46 )
The plan of dissolution gives our board of directors the authority, after the effective date of dissolution, to dispose of all of our remaining property and assets. Shareholder approval of the plan of dissolution will constitute approval of any and all future asset dispositions on such terms as our board of directors, in its discretion in the best interests of our company and our shareholders and without further shareholder approval, may determine. We intend to sell our remaining non-cash assets, consisting primarily of our Home and Garden Business, on such terms as are approved by our board of directors.

Potential Liability of Shareholders (See page 47 )
Under Washington law, in the event that the amount of our contingency reserve and other measures reasonably calculated to provide for satisfaction of liabilities are insufficient to satisfy the aggregate amount ultimately payable in respect of our liabilities, each shareholder could be held liable for amounts due to creditors . Under these circumstances, a shareholder could be liable up to the amount of liquidating distributions received by such shareholder under the plan of dissolution.

Absence of Dissenters’ Rights (See page 48 )	Under Washington law, our shareholders are not entitled to dissenters’ rights in connection with the transactions contemplated by the plan of dissolution.

Interest of Management in the Dissolution (See page 48 )
Our directors currently hold options to purchase an aggregate of 93,328 shares of our common stock. Pursuant to the terms of the plans under which the options were granted, the options will automatically terminate immediately prior to the effective date of dissolution. However, the directors may exercise certain of their options prior to the effective date. Because the exercise prices of the options held by our directors are greater than the estimated per share liquidating distribution payable under the plan of dissolution, we do not expect that our directors will exercise any options prior to the effective date. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 55 for information on the number of shares and options held by our directors. Nathaniel T. Brown, our sole executive officer, does not own any shares of our common stock or options.

Following dissolution, we will continue to:

•  indemnify our officers, directors, employees and agents in accordance with our articles of incorporation and bylaws for actions taken in connection with the plan of dissolution and the winding up of our business and affairs; and

• compensate our officers, directors and employees in connection with their services provided in connection with the implementation of the plan of dissolution.

As part of the dissolution process, we will purchase a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to the effective date of dissolution.

One of our directors has expressed interest in the potential acquisition of our Home and Garden Business after the effective date of dissolution. However, he has not submitted an offer regarding the potential acquisition.

Certain Material U.S. Federal Income Tax Consequences (See pages 49 – 50 )
Material U.S. Federal Income Tax Consequences to Eden. After the effective date of dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any. Taxable income may include interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation, we generally will recognize gain or loss in an amount equal to the difference between:

• the fair market value of the consideration received for each asset sold; and

• our adjusted tax basis in the asset sold.

We should not recognize any gain or loss upon the distribution of cash to our shareholders in our liquidation. In the unlikely event we make a liquidating distribution of property to our shareholders (other than cash) , we may recognize gain upon the distribution of the property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the plan of dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences to Shareholders. For U.S. federal income tax purposes, we intend that amounts received by our shareholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares of our common stock. As a result of our dissolution and liquidation, shareholders generally will recognize capital gain or loss equal to the difference between:

• the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them; and

• their tax basis for their shares of our common stock.

In general, a shareholder will recognize gain as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by the shareholder with respect to a share exceeds the shareholder’s tax basis for that share. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the plan of dissolution.

Accounting Treatment (See page 50 )
If our shareholders approve the plan of dissolution, we will change our basis of accounting from the going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated expenses associated with carrying out the plan of dissolution.

Required Vote (See page 51 )
The approval of the plan of dissolution requires the affirmative vote of at least two-thirds of the outstanding shares of our common stock. Only shares voted “FOR” Proposal 1, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” approval of the plan of dissolution. Abstentions from voting and broker non-votes will have the same effect as votes against the proposal.

Voting by our Directors, Executive Officer and Certain Shareholders (See page 51 )
Members of our board of directors who beneficially owned as of February 2, 2009 an aggregate of approximately 11% of the outstanding shares of common stock have indicated that they will vote in favor of the plan of dissolution.

Affiliates of Stephens Inc., our exclusive financial advisor, beneficially owned approximately 19.8% of the outstanding shares of our common stock as of February 2, 2009. SF Holding Corp. and Stephens — EBC, LLC collectively beneficially own ed approximately 16.6% of our outstanding common stock, which shares are the subject of a voting trust under which the trustee is required to vote the shares for or against proposals submitted to our shareholders in the same proportion as the votes cast for or against such proposals by all other shareholders, except abstentions. The chief executive officer and president of Stephens Inc. is the co-chairman of SF Holding Corp. , the sole managing member of Stephens — EBC, LLC. Other affiliate s of Stephens, who beneficially own approximately 3.2% of our outstanding common stock, have not indicated to us whether they intend to vote their shares in favor of the plan of dissolution. Stephens Inc. does not have voting or investment power over any of the shares held by its affiliates. See “Proposal 1: Approval of Plan of Dissolution — Background and Reasons for the Proposed Dissolution and Liquidation — Background.”

Voting Procedures (See pages 12-13)
All shareholders may vote by mail. Registered shareholders (who own their shares in their own name) and most beneficial shareholders (who own shares through a bank, broker or other nominee) also may vote by telephone or by the Internet.

If you attend the special meeting and wish to vote in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee and you would like to vote in person at the special meeting, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on [ ], 2009, the record date for the special meeting.

Revocation of Proxy (See page 13)	Any proxy given may be revoked by the person giving it at any time before it is voted at the special meeting. Proxies may be revoked by any of the following means:

• voting again by Internet or by telephone;

• signing and delivering a new proxy card relating to the same shares and bearing a later date to Mellon Investor Services LLC, our proxy solicitor;

• delivering a written notice of revocation to Mellon bearing a later date than the date of your proxy card; or

• attending the special meeting and voting in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

Recommendation of our Board of Directors (See page 51)
Our board of directors has determined that the voluntary dissolution and liquidation of our company pursuant to the plan of dissolution is advisable and in the best interests of our company and our shareholders. Our board of directors has approved the plan of dissolution and unanimously recommends that shareholders vote “FOR” the Plan of Dissolution.

PROPOSAL 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

General (See page 54 )
We are soliciting proxies to grant authority to the proxy holders to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

Required Vote (See page 12)
Approval of Proposal 2 requires that the votes cast in favor of the proposal by shareholders entitled to vote exceed the votes cast against the proposal at the special meeting. Abstentions from voting and broker non-votes will have no impact on the vote on Proposal 2.

Recommendation of our Board of Directors (See page 54 )	Our board of directors unanimously recommends that shareholders vote “FOR” Proposal 2.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why am I receiving this document?

A:	You are receiving this proxy statement and the enclosed proxy card from us because you held shares of our common stock at the close of business on ________ [ ], 2009, the record date for the special meeting, and are entitled to vote at the special meeting to be held on ________ [ ], 2009. This proxy statement and the accompanying materials are being mailed to our shareholders beginning on or about ________ [ ], 2009. This proxy statement and the accompanying materials contain important information about the items to be voted upon at the special meeting, and we recommend that you read them in their entirety. The enclosed proxy card allows you to vote your shares by proxy without attending the special meeting.

Q:	Are there risks I should consider before deciding on the proposals?

A:	Yes. You should carefully consider the risk factors beginning on page 15 in evaluating whether to approve the p lan of d issolution. These risk factors should be considered along with any other information included in, delivered with or incorporated by reference into this proxy statement, including any forward-looking statements made in, delivered with or incorporated by reference into this proxy statement. See “Special Note Regarding Forward-Looking Statements.”

Q:	Should I send in my stock certificates now?

A:	No. You should not forward your stock certificates before receiving instructions to do so. As a condition to the receipt of any liquidating distribution, our board of directors, in its discretion, may require our shareholders to (i) surrender to us their certificates evidencing their shares of common stock or (ii) furnish us with evidence satisfactory to our board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to our board. If the surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender. Any liquidating distributions otherwise payable by us to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Q:	Can I still sell my shares?

A:	Prior to the e ffective d ate of dissolution , our common stock will continue to trade on The Nasdaq Capital Market, and your shares may be sold or otherwise transferred consistent with current requirements. If the p lan of d issolution is approved by the shareholders, our board of directors intends to delist our common stock from trading on The Nasdaq Capital Market and close our stock transfer books as of the e ffective d ate of dissolution . Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. From and after the e ffective d ate of dissolution , and subject to applicable law, our outstanding common stock will be deemed cancelled and shareholders will cease to have any rights in respect of our common stock, except the right to receive distributions pursuant to the p lan of d issolution. See “Proposal 1: Approval of Plan of Dissolution — Principal Provisions of the Plan of Dissolution.”

Q:	What if my shares are held in “street name” by a broker?

A:	If you are the beneficial owner of shares held in “street name” by a broker , bank or other nominee, your nominee , as the record holder of the shares, is required to vote your shares in accordance with your instructions. You should follow the directions provided by your nominee regarding how to instruct your nominee to vote your shares.

Q:	How many shares must be present to hold the special meeting?

A:	A quorum must be present at the special meeting for any business to be conducted. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or by the Internet, or if you vote at the special meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the special meeting.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholders of Record. If you are a shareholder of record and you:

•	indicate when voting on the Internet or telephone that you wish to vote as recommended by our board of directors; or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the special meeting and any adjournments or postponements thereof. We know of no other business to be presented at the special meeting, and no other matters properly may be presented for a vote at the special meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name by a broker, bank or other nominee and do not provide the nominee who holds your shares with specific voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on the proposals with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. A broker non-vote will have the effect of a vote against the proposal to approve the p lan of d issolution , but will not have any impact on the vote on Proposal 2 . Please provide voting instructions to the nominee that holds your shares by carefully following their instructions.

Q:	Can I vote in person at the special meeting?

A:	If you attend the special meeting and wish to vote in person, you may request a ballot when you arrive. If your shares are held of record in the name of a bank, broker or other nominee and you would like to vote in person at the special meeting, you must bring to the special meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on [ ], 2009, the record date for the special meeting. Even if you plan to attend the special meeting, please vote either by Internet or by telephone, if available to you, or complete, sign, date and return the accompanying proxy card as soon as possible in the enclosed postage prepaid envelope. You can revoke your proxy or change your vote at the special meeting. See “The Special Meeting — Revocation of Proxy.”

Q:	What do shareholders need to do now?

A:	After carefully reading and considering the information contained in this proxy statement and the document delivered with and incorporated by reference into this proxy statement, each shareholder should vote by Internet or by telephone or complete, sign and date his or her proxy card and return it in the enclosed postage prepaid envelope as soon as possible so that his or her shares may be represented at the special meeting.

Q:	Who should I contact with questions?

A:	If you have any additional questions about the special meeting or the proposals presented in this proxy statement, you should contact:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Telephone: (888) 845-4020

or

Nathaniel T. Brown, Corporate Secretary
Eden Bioscience Corporation
14522 NE North Woodinville Way, Suite 202B
Woodinville, WA 98072
Telephone: (425) 806-7300

EDEN BIOSCIENCE CORPORATION

14522 NE North Woodinville Way, Suite 202B
Woodinville, WA 98072

THE SPECIAL MEETING

General

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our board of directors to be used at a special meeting of shareholders to be held at [   ], at [     ] a.m., Pacific time, on ________ [   ], 2009, and any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. This proxy statement and the accompanying proxy card and related materials are first being mailed to holders of record of our common stock on the record date on or about ________ [   ], 2009.

Our principal executive office is located at 14522 NE North Woodinville Way, Suite 202B, Woodinville, Washington 98072, and our telephone number at our principal executive office is (425) 806-7300.

Proposals

At the special meeting, our shareholders will consider and vote upon:

1.	a proposal to approve the voluntary dissolution and liquidation of the Company pursuant to a p lan of complete d issolution and liquidation in the form attached to this proxy statement as Annex A; and

2.	a proposal to adjourn the special meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1.

In this proxy statement, we refer to the plan of complete dissolution and liquidation as the “Plan of Dissolution.”

Record Date and Voting Securities

Only holders of record of our common stock on ________ [   ], 2009, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, there were [    ] shares of our common stock outstanding held by [   ] holders of record.

Each holder of common stock is entitled to one vote for each share of common stock held of record on the record date. Holders of common stock are entitled to vote on all proposals properly presented at the special meeting. Shares cannot be voted at the special meeting unless the holder thereof is present or represented by proxy.

Quorum

Under Washington law, a quorum consisting of a majority of the shares entitled to vote must be represented in person or by proxy for the transaction of business at the special meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. “ Broker non-votes ,” which occur when a broker has not received customer instructions and indicates that the broker does not have discretionary authority to vote a particular matter on the proxy card, also will be deemed present for purposes of determining whether a quorum is achieved.

Required Votes

Required Vote for Proposal 1. The proposal to approve the Plan of Dissolution will be adopted if approved by the affirmative vote of at least two-thirds of the outstanding shares of our common stock. Abstentions from voting and broker non-votes will have the effect of a vote against the Plan of Dissolution.

Required Vote for Proposal 2. The proposal to grant discretionary authority to the proxy holders to adjourn the special meeting to another date, time or place for the purpose of soliciting additional proxies to vote in favor of Proposal 1 will be approved if the votes cast in favor of the proposal by shareholders entitled to vote exceed the votes cast against the proposal at the special meeting. Abstentions from voting and broker non-votes will have no impact on the vote on Proposal 2.

Our board of directors unanimously recommends voting “FOR” approval of both Proposals 1 and 2.

Voting Procedures

Proxies

Our board of directors has selected William T. Weyerhaeuser and Nathaniel T. Brown, the persons named as proxies in the proxy card accompanying this proxy statement, to serve as proxies at the special meeting. Mr. Weyerhaeuser is one of our directors and chairman of the board. Mr. Brown is our chief executive officer, chief financial officer and secretary. The shares of common stock represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, the proxy will be voted in favor of Proposals 1 and 2. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter that properly may be presented for action at the special meeting and any adjournments or postponements thereof. We know of no other business to be presented at the special meeting, and no other matters properly may be presented for a vote at the special meeting.

All shareholders may vote by mail. To vote by mail, please sign, date and mail your proxy card in the postage prepaid envelope provided.

Registered shareholders (who own their shares in their own name) and most beneficial shareholders (who own shares through a bank, broker or other nominee) also may vote by telephone or by the Internet. If one of these options is available to you, we strongly encourage you to use it because it is faster and less costly. Registered shareholders can vote by telephone by calling 1-866-540-5760 from any touch-tone phone or on the Internet at http://www.proxyvoting.com/eden. Please have your proxy card in hand when calling or going online and follow the telephonic or online instructions. Shareholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet and telephone voting for registered shareholders is available up until 11:59 p.m., Eastern time, on [                        ], 2009, the day before the special meeting. If you vote by telephone or by the Internet, you do not need to mail your proxy card.

Washington law specifically permits a shareholder to authorize another person to act as his or her proxy by transmitting or authorizing the transmission of a recorded telephone call, voice mail, or other electronic transmission to the person who will act as proxy or to a proxy solicitation firm, proxy support service organization or similar agent acting on behalf of the person who will act as proxy. The transmission must include information, including any security or validation controls used, from which it can reasonably be determined that the transmission was authorized by the shareholder. The inspector of election must specify what information it relied upon in determining the validity of the transmission, and we must obtain copies of the transmission and retain such copies for a period of not less than 60 days after the vote.

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

If the special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

In Person at the Special Meeting

If you attend the special meeting and wish to vote in person, you may request a ballot when you arrive. If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the special meeting, you must bring to the special meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on [                        ], 2009, the record date for the special meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING , PLEASE EITHER VOTE BY INTERNET, BY TELEPHONE OR COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE .

Revocation of Proxy

You may revoke a proxy or change your vote at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	voting again by Internet or by telephone;

•	delivering a written notice of revocation bearing a date later than the date of your proxy card to Mellon Investor Services LLC, our proxy solicitor , or “Mellon;”

•	signing and delivering to Mellon a new proxy card relating to the same shares and bearing a later date; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or completed new proxy card, as the case may be, to Mellon at the following address: BNY Mellon Shareowner Services, 480 Washington Boulevard, 27th Floor, Jersey City, New Jersey 07310.

Expenses of Solicitation

We will bear all the expenses associated with the solicitation of proxies in connection with the special meeting. We have retained Mellon as our proxy solicitation agent for a base fee of $8,500, plus reasonable out-of-pocket expenses , a fee of $4.50 for each shareholder contact , a charge of $2.50 for each message left by Mellon’s client service representatives and a charge of $5.50 for each verbal vote taken. As our proxy solicitor, Mellon will provide consultation pertaining to the planning and organization of the proxy solicitation and solicit proxies from brokers, banks, nominees and other institutional holders, and may incorporate a direct telephone campaign . Proxies will be solicited by personal interview, mail and telephone.

In addition, we may reimburse brokerage firms and other persons who represent beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to beneficial owners. Our directors, officers and regular employees also may solicit proxies, personally or by telephone, facsimile or other electronic means, without additional compensation.

Abstentions and Broker Non-Votes

Only shares voted “FOR” Proposal 1, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the approval of the Plan of Dissolution.

Brokers , banks and other nominees who hold shares of our common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this proxy statement without specific instructions from the customer. If you are a beneficial owner of shares held in street name and you do not provide your broker with specific voting instructions, your broker will inform our inspector of election that it does not have authority to vote on the proposals with respect to your shares. This is generally referred to as a “broker non-vote.” Y our broker will vote your shares only if you provide instructions by filling out the voter instruction form sent to you by your broker with this proxy statement. Accordingly, you are urged to complete, sign, date and return the enclosed proxy card to indicate your vote and fill out the voter instruction form, if applicable.

Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against the approval of the Plan of Dissolution. Abstentions and broker non-votes will not have any impact on the vote on Proposal 2.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the document delivered with and incorporated by reference into this proxy statement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “predicts” or “continue,” or the negative of these terms or other comparable terminology and include statements regarding: the timing, nature or amount of our estimated liquidating distributions; the timing of any action contemplated by the Plan of Dissolution; management’s projections regarding estimated liabilities and expenses; and our expectations concerning material federal tax consequences to our shareholders. Forward-looking statements are based on the opinions, expectations, forecasts, assumptions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results or the level of activity, performance or achievements expressed or implied by such statements to differ materially from our expectations of future results, level of activity, performance or achievements expressed or implied by those statements. Factors that could affect actual results, level of activity, performance or achievements include:

•	our ability to obtain shareholder approval of the Plan of Dissolution;

•	our ability to sell our non-cash assets, consisting primarily of our Home and Garden Business, in a timely manner or at all pursuant to the proposed Plan of Dissolution;

•	the price and other terms and conditions of sale of our Home and Garden Business;

•	our ability to prosecute, defend, settle, or otherwise resolve claims and demands and to make reasonable provision for the satisfaction of liabilities and the costs of taking such actions;

•	the risk that we may have liabilities and expenses that arise which are currently unforeseen;

•	the risk that the expenses of implementing the Plan of Dissolution may exceed our estimates;

•	the risk that we may not have sufficient funds to continue to operate our business and pursue other strategic alternatives if the Plan of Dissolution is not approved;

•	the highly speculative nature of any strategic alternatives that may be available to us if the Plan of Dissolution is not approved;

•	the risks associated with our dependence on Plant Health Care as the source of harpin protein-based products for our Home and Garden Business;

•	the competitive nature of the markets in which we operate;

•	a change in economic conditions;

•	our ability to retain existing customers and to attract new customers;

•	our ability to retain qualified personnel;

•	our anticipated operating losses;

•	uncertainties regarding the availability of additional capital and continued listing of our common stock on The Nasdaq Capital Market; and

•	the other risks and uncertainties described under the heading “Risk Factors” set forth below and described in our annual report on Form 10-K for the year ended December 31, 2008, a copy of which is being delivered with this proxy statement, and other reports we may file with the Securities and Exchange Commission, or “SEC.”

Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement or, in the case of the document delivered with and incorporated by reference into this proxy statement, the date of that document. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

RISK FACTORS

You should carefully consider the risks described below, together with all the other information included in this proxy statement and the document delivered with and incorporated by reference into this proxy statement, before making a decision about voting on the proposals submitted for your consideration.

Risks Related to the Plan of Dissolution

If the amount of our liabilities and expenses is higher than we currently anticipate, the amount we distribute to our shareholders pursuant to the Plan of Dissolution may be less than the amount we have estimated, or may be depleted entirely.

The amount of cash ultimately distributed to shareholders pursuant to the Plan of Dissolution depends on the amount of our liabilities and expenses during the liquidation process, and the amount we generate from the sale of our remaining non-cash assets, consisting primarily of our Home and Garden Business. We have attempted to estimate such liabilities and expenses. However, those estimates may be inaccurate. Factors that could impact our estimates include the following:

•	If any of the estimates regarding the Plan of Dissolution and the expense of satisfying our outstanding obligations and liabilities during the liquidation process are inaccurate, the amount we distribute to our shareholders may be reduced or may be entirely depleted. For instance, if claims are asserted against us and are successful, we will have to defend or settle these claims before making distributions to our shareholders;

•	We have made certain estimates regarding the expense of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to liquidate and dissolve our c ompany. Our actual expenses could vary significantly and are dependent on the timing of the effective date of dissolution, or the “Effective Date,” and the timing and manner of the sale of our non-cash assets. If the timing for either event differs from our plans, we may incur additional expenses above our current estimates, which could reduce or deplete entirely funds available for distribution to our shareholders; and

•	We have assumed that all material contract rights can be effectively transferred. If we are unable to obtain any required consents with the counterparties to those contracts, our ability to transfer such rights may be impaired.

After the Effective Date, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” even though compliance with these reporting requirements may be economically burdensome. In order to curtail expenses, we intend, after the Effective Date, to seek relief from the SEC from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. However, the SEC may not grant any such relief, in which case we will be required to continue to incur the expenses associated with these reporting requirements which will reduce the cash available for distribution to our shareholders.

If the amount of our contingency reserve is insufficient to satisfy the aggregate amount of our liabilities, each shareholder may be liable to our creditors for the amount of liquidating distributions received by such shareholder under the Plan of Dissolution.

After the Effective Date, our corporate existence will continue, but we will not be able to carry on any business except that appropriate to wind up and liquidate our business and affairs. Following the Effective Date, we will pay all expenses and known liabilities and our board will establish a contingency reserve consisting of cash or other assets that we believe to be adequate for the satisfaction of all current, contingent or conditional liabilities. We also may seek to acquire insurance coverage or take other steps our board determines are advisable to provide reasonable provision for the satisfaction of the estimated amount of such liabilities.

In the event the amount of our contingency reserve and other measures reasonably calculated to provide for satisfaction of liabilities are insufficient, each of our shareholders could be held liable for amounts due to our creditors to the extent of the amount of liquidating distributions received by such shareholder. In such event, a shareholder could be required to return all amounts received as distributions pursuant to the Plan of Dissolution and ultimately could receive nothing under the Plan of Dissolution. Moreover, for U.S. federal income tax purposes, payments made by a shareholder in satisfaction of our liabilities not covered by the assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such shareholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to certain limitations under the Internal Revenue Code of 1986, as amended, or the “Code.” See “Proposal 1: Approval of Plan of Dissolution — Certain Material U.S. Federal Income Tax Consequences.” We cannot assure you that the contingency reserve or any insurance or other arrangements that we establish will be adequate to satisfy the amount of all of our expenses and liabilities.

Distributions to our shareholders could be delayed.

All or a portion of any distributions to our shareholders could be delayed, depending on many factors, including:

•	if a creditor seeks an injunction against the making of distributions to our shareholders on the ground that the amounts to be distributed are needed to provide for the satisfaction of our liabilities;

•	if we became a party to unanticipated lawsuits or other claims asserted by or against us;

•	if we were unable to sell our remaining non-cash assets or if such sales took longer than expected;

•	if we were unable to settle claims with creditors or if such settlements took longer than expected; or

•	if the Department of Revenue of the State of Washington, or the “Department of Revenue,” audits us and thereby delays the issuance of the revenue clearance certificate required to file our articles of dissolution with the Secretary of State of the State of Washington, or the “Secretary of State . ”

Any of the foregoing could delay or substantially diminish, or reduce to zero, the amount available for distribution to our shareholders. In addition, pursuant to the Washington Business Corporation Act, or “WBCA,” claims and demands may be asserted against us at any time during the three years following the Effective Date. Accordingly, our board of directors plans to establish a contingency reserve and may seek insurance coverage reasonably calculated to provide for satisfaction of the reasonably estimated amount of any claims, suits or liabilities reasonably likely to arise during the three-year period following the Effective Date. As a result of these factors, we may retain for distribution at a later date some or all of the amounts , if any, that we expect to distribute to shareholders.

Shareholders will lose the opportunity to capitalize on potential growth opportunities from the continuation of our business.

O ur board of directors believes that the Plan of Dissolution is more likely to result in greater returns to shareholders than if we continued the status quo or pursued other alternatives . However , if the Plan of Dissolution is approved, shareholders will lose the opportunity to capitalize on potential business and possible future growth opportunities that may have arisen if we had continued the NOL Strategy or pursued other alternatives. See “— Risks Related to Our Business Plan to Utilize Net Operating Loss Carryforwards .”

Shareholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.

As a result of our dissolution and liquidation, for U.S. federal income tax purposes, our shareholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (ii) their tax basis for their shares of our common stock. Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the Plan of Dissolution. See “Proposal 1: Approval of Plan of Dissolution — Certain Material U.S. Federal Income Tax Consequences.”

Recordation of transfers of our common stock on our stock transfer books will be restricted after the Effective Date, and thereafter it generally will not be possible for shareholders to change record ownership of our stock.

We intend to close our stock transfer books at the close of business on the Effective Date. Thereafter, certificates representing our common stock will not be assignable or transferable on the books of our transfer agent except by will, intestate succession or operation of law, and will no longer be traded on The Nasdaq Capital Market. From and after the Effective Date, and subject to applicable law, our common stock will be deemed cancelled and each shareholder will cease to have any rights in respect thereof, except the right to receive distributions in accordance with the Plan of Dissolution. The proportionate interests of all of our shareholders will be fixed in our books on the basis of their respective stock holdings at the close of business on the Effective Date. Further, after the Effective Date, any distributions that we make will be made solely to the shareholders of record at the close of business on the Effective Date (except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law).

Further shareholder approval will not be required in connection with the implementation of the Plan of Dissolution.

Approval of the Plan of Dissolution by our shareholders at the special meeting will constitute full and complete authority for our board of directors and officers, without further shareholder approval, to proceed with the dissolution and liquidation of our c ompany in accordance with the applicable provisions of the WBCA. Accordingly, we will be authorized to dispose of our Home and Garden Business and other non-cash assets without further shareholder approval. As a result, our board of directors may authorize actions in implementing the Plan of Dissolution, including the sale of our Home and Garden Business, with which our shareholders may not agree.

Our board of directors may revoke or delay implementation of the Plan of Dissolution even if it is approved by our shareholders.

Even if our shareholders approve the Plan of Dissolution at the special meeting, our board of directors has reserved the right, if such action would be in the best interest of our company and our shareholders and without further shareholder approval, to revoke the Plan of Dissolution to the extent and in the manner permitted by the WBCA at any time (i) prior to the Effective Date or (ii) at any time within 120 days after the Effective Date. In addition, our board of directors may delay the implementation of the Plan of Dissolution if it determines such delay is in the best interests of our company and our shareholders.

If prior to the Effective Date, we were to become an acquisition target or receive a proposal for implementing our NOL Strategy or other alternative transaction, our board may elect to delay or revoke the Plan of Dissolution if it believes that such acquisition or alternative transaction could or would be more favorable to and better serve the interests of our company and our shareholders. A revocation of the Plan of Dissolution would result in our shareholders not receiving any liquidating distributions. Any delay in the implementation of the Plan of Dissolution could result in increased expenses, which would reduce the amount available for distribution to our shareholders.

If our shareholders do not approve the Plan of Dissolution, our resources may diminish completely.

If our shareholders do not approve the Plan of Dissolution, our board of directors will explore what, if any, strategic alternatives are available for the future of our c ompany, which may include the continued exploration of our NOL Strategy. Other possible alternatives include seeking to raise capital from the sale of securities, which could result in substantial dilution to our existing shareholders and the granting of superior rights to the new shareholders , selling all of our stock or assets, changing our business focus, expanding the scope of our business through relationships with third parties, seeking voluntary dissolution at a later time and with potentially diminished assets or seeking bankruptcy protection. There can be no assurance that any of these alternatives would result in greater shareholder value than the proposed Plan of Dissolution. Moreover, any alternative we select may have unanticipated negative consequences, and we will face a number of risks, including:

•	We are likely to continue to incur net losses from the operation of our Home and Garden Business. Moreover, our Home and Garden Business may be negatively impacted by our announced intent to dissolve our company, which may cause our customers to transition to other products. Our net losses may increase in the future as we continue to operate our Home and Garden Business and could consume a material amount of our limited cash resources. We discuss the risks of the continued operation of our Home and Garden Business in further detail below under the heading “— Risks Related to Our Continuing Business Operations;”

•	If we were to continue to explore our NOL Strategy, we cannot assure you that we would ever realize the value of our deferred tax assets. For example, if shareholders do not approve the Plan of Dissolution, there can be no assurance that the holders of our common stock, including one or more of the holders of 5% or more of our common stock , will not sell their shares and thereby potentionally impair ing our ability to utilize our net operating loss carryforwards by causing an “ownership change” (as defined in Section 382 of the Code) . In such case, pursuit of the NOL Strategy may not be among the alternatives available to us. The NOL Strategy is extremely speculative and subject to a number of risks that we describe in further detail below under the heading “— Risks Related to Our Business Plan to Utilize Net Operating Loss Carryforwards,” and the continued pursuit of the NOL Strategy may consume substantially all of our remaining cash resources;

•	Any financing we may require to continue our operations or to acquire another business as part of the NOL Strategy may not be available on acceptable terms, if at all, particularly in light of the current economic crisis, which we believe will significantly impair our ability to attract capital through the sale of securities or otherwise obtain financing. Any financing we are able to obtain may substantially dilute the interests of our current shareholders;

•	We would continue to incur expenses associated with being a public reporting company, including ongoing SEC reporting obligations. These expenses would accelerate the depletion of our existing cash resources; and

•	Prior to the public announcement of our board’s approval of the Plan of Dissolution, our common stock had generally been trading below $1.00 per share for the prior two months. If our shareholders do not approve the Plan of Dissolution, we believe it is likely that the price of our common stock will fall below the Nasdaq Capital Market’s $1.00 minimum bid price requirement and that our common stock will eventually be delisted from The Nasdaq Capital Market, which could significantly impair our ability to fund operations through the sale of our securities.

If our shareholders do not approve the Plan of Dissolution, our stock price may be adversely affected.

On December 4, 2008, the day immediately prior to our announcement that our board of directors had approved the Plan of Dissolution, the closing sales price of our common stock on The Nasdaq Capital Market was $0.79. From December 5, 2008 to the date of this proxy statement, the sales price of our common stock on The Nasdaq Capital Market has ranged from a high of $1.70 and a low of $0.85. If our shareholders do not approve the Plan of Dissolution, our stock price may be adversely affected due to the market’s doubt as to our ability to successfully operate our Home and Garden Business or to successfully pursue other strategic alternatives, and we may not be able to retain our listing on The Nasdaq Capital Market.

Risks Related to Our Continuing Business Operations

If our shareholders do not approve the Plan of Dissolution, our board of directors will explore what, if any, strategic alternatives are available for the future, which may include the continued exploration of the NOL Strategy. Other possible alternatives include seeking to raise capital from the sale of securities, which could result in substantial dilution to our existing shareholders and the granting of superior rights to the new shareholders, selling all of our stock or assets, changing our business focus, expanding the scope of our business through relationships with third parties, seeking voluntary dissolution at a later time and with potentially diminished assets or seeking bankruptcy protection. At this time, our board of directors does not know which alternatives might be considered, or what impact any alternative might have on shareholder value. Any alternative we select may have unanticipated negative consequences.

The risks below describe the risks related to our business if the Plan of Dissolution is not approved and we continue to pursue our NOL Strategy. The risks and uncertainties described below are not the only ones facing our company, and our risks and uncertainties may change if the Plan of Dissolution is not approved and we alter our business strategy. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Home and Garden Business

Our ongoing business would be dependent on the success of our Home and Garden Business, which has a limited operating history, has generated only limited revenue to date and in which we do not expect to substantially increase our investment.

On February 28, 2007, we completed the sale of all of our harpin protein technology to Plant Health Care, Inc. Following the sale, we retained only our cash, accounts receivable, tax attributes and assets related to our Home and Garden Business, primarily our inventory of harpin protein-based products designated for the Home and Garden Market. In connection with the sale, Plant Health Care granted us the exclusive license and right to sell harpin protein-based products in the Home and Garden Market. In selling our harpin protein technology, we sold all of our technology and our most significant source of revenue. The harpin protein technology represented approximately 90% of our total net revenue in each of the years ended December 31, 2006 and 2005.

Since then, our operations have been dependent upon the success of our Home and Garden Business. Our Home and Garden Business has a limited operating history and has had only limited revenues to date. We generated revenue from our Home and Garden Business of approximately $[__] in 2008, $0.3 million in 2007, $0.4 million in 2006 and $0.4 million in 2005. We do not intend to significantly increase our investment toward the development of our Home and Garden Business, and we cannot provide any assurance that our Home and Garden Products will achieve greater market acceptance. If we are not successful in operating our Home and Garden Business, our results of operations and financial condition, as well as our ability to explore our NOL Strategy will be adversely affected and ultimately may be unsuccessful.

We may not be able to become profitable unless we identify and acquire other businesses on favorable terms.

We believe that our ability to achieve profitability depends in substantial part on our ability to identify and acquire suitable acquisitions on favorable terms, so that we can increase our revenues and generate new income. If we are unable to complete acquisitions on favorable terms, our business will be very limited and may not generate sufficient revenue to cover our expenses. There is no assurance that we will be able to complete any future acquisitions or that such transactions, if completed, will contribute positively to our operations and financial results and condition. Despite our significant efforts since the sale of our harpin protein technology in February 2007, we have been unable to identify an acceptable transaction that would enable us to utilize the value from our net operating loss carryforwards. If we issue stock or securities convertible into or exercisable for stock in connection with any acquisition, our shareholders may experience substantial dilution and new shareholders could have rights superior to current shareholders. In addition, as further noted below, the provisions of the Code and certain applicable Treasury regulations will limit the number of shares of stock we can sell from time to time without causing a limitation on our ability to use our net operating loss carryforwards.

We would continue to incur significant operating losses and negative cash flow, and we may never be profitable.

We have incurred significant operating and net losses and negative cash flow and have never achieved profitability. As of December 31, 2008, we had an accumulated deficit of $[__] million. We expect to continue to experience operating losses in our Home and Garden Business for the foreseeable future. To achieve operating profitability in our Home and Garden Business, we will need to substantially grow the customer base for our Home and Garden Business; however, as noted above, we do not currently intend to significantly increase our investment toward the development of our Home and Garden Business. We may not be able to increase our revenue in this manner.

The future prospects of our Home and Garden Business must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. Some of these risks relate to our potential inability to:

•	obtain timely access to adequate and cost-effective supply of harpin proteins and harpin protein-based products;

•	attract and retain customers, particularly in light of uncertain economic conditions and the seasonality of our product use;

•	establish awareness of our Home and Garden Business and Home and Garden Products;

•	expand current , and develop new , distribution channels to sell products in the Home and Garden Market;

•	obtain and maintain required regulatory approvals;

•	develop additional strategic partnerships to facilitate our marketing and sales efforts; and

•	respond to the rapidly changing market for plant protection and yield enhancement products.

We may not successfully address some or all of these risks. If we do not successfully address these risks, we may not realize sufficient revenue or net income to reach or sustain profitability or continue operations. If we are unable to achieve and sustain profitability, we will eventually not have the resources to explore our NOL Strategy . Even if we were to achieve profitability, there are significant material uncertainties about our ability to effectively utilize or otherwise realize potential value from our net operating loss carryforwards. Some of these risks and uncertainties are described below under the heading “— Risks Related to Our Business Plan to Utilize Net Operating Loss Carryforwards.”

We would be dependent on Plant Health Care for the manufacture and supply of harpin proteins and harpin protein-based products for our Home and Garden Business, and any failure of Plant Heath Care to provide timely delivery of high quality products could adversely affect our business and results of operations.

Upon depletion or expiration of our existing home and garden inventory, we would expect to acquire all harpin proteins and harpin protein-based products for our Home and Garden Business from Plant Health Care pursuant to a license and supply agreement with Plant Health Care. Under this agreement, Plant Health Care has granted us an exclusive worldwide right and license to sell harpin protein-based products in the Home and Garden Market, as well as a royalty-free, worldwide exclusive non-transferable license to use the Messenger, MightyPlant and Harp-N-Tek trademarks in connection with our advertising, promotion, distribution and sale of such products. The agreement provides that Plant Health Care will supply us with harpin proteins and harpin protein-based products in quantities requested by us through purchase orders submitted pursuant to the supply and license agreement, at a price equal to 80% of Plant Health Care’s actual U.S. agricultural distributor price. In the event that Plant Health Care is unable or unwilling to provide us with requested products, we may declare a “failure of supply” (as defined in the license and supply agreement) and select and qualify a second source to provide us harpin proteins and harpin protein-based products, which may not be available. The license and supply agreement continues until expiration of the last U.S. or foreign patent relating to the products held or acquired by Plant Health Care in connection with the sale. Thereafter, the license and supply agreement automatically extends for consecutive five-year periods, unless we elect to terminate the license and supply agreement at our sole option.

We have no assurance that Plant Health Care would be able to manufacture and provide sufficient quantities or quality of harpin proteins and harpin protein-based products on a timely basis, or at all, or otherwise perform its obligations under the license and supply agreement. If Plant Health Care were unwilling or unable to perform such obligations, our Home and Garden Business and results of operations could be materially adversely impaired. W e may suffer delays in, or be prevented from, fulfilling customer orders and may incur substantial legal and other expenses in enforcing our rights under the license and supply agreement, including identifying and qualifying a second source of supply, if one is even available.

In addition, Plant Health Care has agreed to maintain in certain jurisdictions, as specified within the license and supply agreement, all regulatory approvals with the Environmental Protection Agency , or the “EPA,” relating to our Home and Garden Products. Failure of Plant Health Care to secure and maintain applicable EPA approvals or otherwise comply with applicable regulations could adversely affect or interrupt our sole source of supply of Home and Garden Products. If our sole source of supply is interrupted, our Home and Garden Business and results of operations could be materially adversely impaired.

Our Home and Garden Business is relatively new and has limited market awareness, and we may not be successful in building greater market awareness and increasing sales.

Our Home and Garden Products are not well known in the market. Our sales of Home and Garden Products to date have come primarily through independent distributors, retailers and our website and we believe have been driven by word-of-mouth recommendations from current customers. Our future success would depend in significant part on our ability to generate demand for harpin protein-based products in the Home and Garden Market, specifically among the general public, resellers or businesses that sell the products to the general public and businesses that incorporate harpin protein-based products into existing or new products to be sold to the general public. To this end, our direct and indirect sales operations must increase market awareness of our Home and Garden Business and our products to generate increased revenue. However, we have not invested significant resources in, and do not intend to significantly increase our investment toward the development of our Home and Garden Business. At February 2 , 200 9 , we had only one part-time employee focused on sales and marketing our Home and Garden Products. We have no current plans to increase our sales and marketing capabilities in the Home and Garden Market, and we expect to continue to generate a substantial portion of our sales through our website based on positive word-of-mouth. Our sales and marketing personnel may not successfully compete against the sales and marketing operations of our current and future competitors that have greater resources and more established relationships with distributors, retailers and growers. If we are not successful in building greater market awareness and generating increased sales, our future results of operations will be adversely affected. If we fail to generate sufficient sales from our Home and Garden Business to cover our operating expenses, our business operations and prospects, including our ability to explore whether there may be opportunities to realize potential value from our remaining business assets, primarily our net operating loss carryforwards, would be adversely affected, creating substantial doubt about our ability to stay in business.

We may be unable to establish or maintain successful relationships with independent distributors and retailers, which could adversely affect our sales and our ability to generate revenue from our Home and Garden Business.

Our ability to sell our Home and Garden Products will be significantly impaired if we fail to develop and maintain our distribution channels. We would need to increase sales to independent distributors and retailers in the Home and Garden Market to expand sales of our products. We have engaged several independent distributors and retailers for the distribution and sale of our Home and Garden Products. Our future revenue growth will depend in large part on our success in establishing and maintaining these sales and distribution channels. Moreover, we cannot assure you that the distributors and retailers on which we rely will focus adequate resources on selling these products or will be successful in selling them. Many of our potential distributors and retailers are in the business of distributing and sometimes manufacturing other, possibly competing, plant health products for the Home and Garden Market and may perceive our products as a threat to various product lines currently being manufactured or distributed by them. In addition, the distributors and retailers may earn higher margins by selling competing products or combinations of competing products. If we are unable to establish or maintain successful relationships with independent distributors and retailers, we would need to further develop our own distribution and sales and marketing capabilities, which would be expensive and time-consuming and the success of which would be uncertain.

We currently have two key distributors of our Home and Garden Products. If any distributor or retailer that purchases a significant amount of our Home and Garden Products were to discontinue purchasing our products any time, our sales would be adversely affected. In addition, the failure of any of these distributors and retailers, or any other distributor or retailer to which we extend a significant amount of credit, to pay its account now or in the future may harm our operating results.

The market for Home and Garden Products is competitive and we may not have the resources required to compete effectively. The high level of competition in these markets may result in price reductions, reduced margins or the inability of our products to achieve market acceptance.

The market for home and garden plant protection and plant health products is intensely competitive, rapidly changing and undergoing consolidation. We may be unable to compete successfully against our current or future competitors, which may result in price reductions, reduced margins or the inability to achieve market acceptance of our products. We expect competition within the plant protection and plant health industry to intensify as regulatory pressures on traditional chemical solutions increase. This may occur as advances in plant protection and disease resistance technologies become more widely known.

The plant health industry is dominated by multinational chemical and pharmaceutical companies, including The Scotts Miracle-Grow Company, Syngenta AG, BASF AG, and Bayer AG. Many of the large chemical pesticide companies are also developing products that they believe are less environmentally harmful than traditional chemical pesticides and that may directly compete with our Home and Garden Products. Other small companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Furthermore, academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, development and marketing of products similar to ours.

Many of our current and potential future competitors have significantly more capital, research and development, regulatory, manufacturing, distribution, sales, marketing, human and other resources than we do. As a result, they may be able to devote greater resources to the promotion and sale of their products, receive greater resources and support from independent distributors, initiate or withstand substantial price competition or take advantage of acquisition or other opportunities more readily. Furthermore, large chemical and pharmaceutical companies have a more diversified product offering than we do, which may give them an advantage in meeting customer needs by enabling them to offer integrated solutions to plant protection and plant health in the Home and Garden Market.

Our Home and Garden Business depends on products that are based on the same new technology, and our commercialization of those products may not be successful.

We are dependent on the successful commercialization in the Home and Garden Market of three products (Messenger, Messenger Seed Treatment and MightyPlant with Messenger Gold, the latter of which was introduced into the Home and Garden Market in the second quarter of 2007) that are based on the same new technology. Substantially all of our sales in the Home and Garden Market have come from our first harpin protein and from a single product, Messenger. These sales have been limited and quite small in comparison to the size of the overall Home and Garden Market. Our Home and Garden Products may not be commercially successful and may not prove effective or economically viable. In addition, because our Home and Garden Products have not been put to widespread use over significant periods of time, no assurance can be given that adverse consequences might not result from their use, such as soil or other environmental degradation, the development of negative effects on animals or plants or reduced benefits in terms of plant health or protection.

A variety of factors would determine the success of our market development and commercialization efforts and the rate and extent of acceptance of our Home and Garden Products, including our ability to implement and maintain an appropriate pricing policy , general economic conditions in the Home and Garden Market, weather conditions and the extent to which the general public and regulatory authorities accept new plant and seed protection and plant health products developed through biotechnology.

Our inability to obtain regulatory approvals, or to comply with ongoing and changing regulatory requirements, could delay or prevent sales of our Home and Garden Products.

The sale and use of plant health products containing harpin proteins are extensively regulated by the EPA and/or state, local and foreign governmental authorities. These regulations substantially increase the cost and time associated with bringing our Home and Garden Products to market. All EPA (federal) registrations were transferred to Plant Health Care in connection with the sale of our harpin protein technology while state registrations and permits are not transferable. We currently sell our Home and Garden Products pursuant to regulatory approvals under the EPA’s “me too” registration process and will subsequently register our Home and Garden Products in the States and other jurisdictions, as necessary. If we do not continue to receive the necessary governmental approvals to market these products, obtain required approvals in the future, or if the regulatory authorities revoke our approvals or grant them subject to restrictions on their use, we may be unable to sell our Home and Garden Products and our business may fail.

We are required to obtain regulatory approval from certain state and foreign regulatory authorities before we market our products in those jurisdictions. Some of these jurisdictions may apply different criteria than the EPA in connection with their approval processes. Although we are currently authorized to sell Messenger for virtually all home and garden uses in 49 states, and in California for disease management use on strawberries, grapes and fruiting vegetables, we may not be able to obtain future registrations for current or future products or maintain these registrations.

Even if we obtain all necessary regulatory approvals to market and sell our products, these products will be subject to continuing review and extensive regulatory requirements. The EPA , as well as state and foreign governmental authorities, could withdraw a previously approved product from the market upon discovery of new information, including an inability or failure to comply with regulatory requirements or the occurrence of unanticipated problems with the product, or for other reasons. In addition, federal, state and foreign regulations relating to plant protection products developed through biotechnology are subject to public concerns and political circumstances and, as a result, regulations have changed and may change substantially in the future. These changes may result in limitations on the manufacturing, marketing or use of our current and any future Home and Garden Products.

We may be exposed to product liability claims, which could adversely affect our operations.

We may be held liable or incur expenses to settle product liability claims if the products we sell cause injury or are found unsuitable during product testing, manufacturing, marketing, sale or use. These risks exist even with respect to any products that have received, or may in the future receive, regulatory approval, registration or clearance for commercial use. We cannot guarantee that we will be able to avoid product liability exposure.

We currently maintain product liability insurance at levels we believe are sufficient and consistent with industry standards for companies at our stage of development. Our product liability insurance may not be adequate, and, at any time, it is possible that such insurance coverage may not be available on commercially reasonable terms or at all. A product liability claim could result in liability to us greater than our assets and insurance coverage. Moreover, even if we have adequate insurance coverage, product liability claims or recalls could result in negative publicity or force us to devote significant time and attention to matters other than those that arise in the normal course of business.

Rapid changes in technology could render our products unmarketable or obsolete.

We are engaged in an industry characterized by extensive research efforts and rapid technological development. Our competitors, which generally have substantially greater technological and financial resources than we do, may develop plant protection and plant health technologies and products that are more effective than ours or that render harpin protein-based technology and our Home and Garden Products obsolete or uncompetitive. To be successful, we will need to continually enhance our products and develop and market new products that keep pace with new technological and industry developments.

If we are unable to retain our existing personnel, we may not be able to successfully manage our business or achieve our objectives.

We are highly dependent on the efforts and abilities of Nathaniel T. Brown, our c hief e xecutive o fficer, c hief f inancial o fficer and s ecretary. Our failure to retain Mr. Brown would seriously disrupt our operations and our ability to explore our N OL strategy , and increase our expenses by forcing us to use more expensive outside consultants and impair our ability to generate revenue.

Risks Related to Our Business Plan to Utilize Net Operating Loss Carryforwards

Our ability to realize potential value from our net operating loss carryforwards is highly speculative and subject to numerous material uncertainties.

Our business strategy, which we refer to in this proxy statement as our NOL Strategy, has been to use the proceeds from the sale of our harpin protein technology to fund the working capital requirements of our Home and Garden Business while we explore whether there may be opportunities, through acquisitions or otherwise, to realize potential value from our remaining business assets, primarily our net operating loss carryforwards. If the Plan of Dissolution is not approved by our shareholders, we may seek to continue to pursue our NOL Strategy. However, our NOL Strategy is extremely speculative and subject to a large number of risks and uncertainties, including those set forth in this section and elsewhere in our public filings with the SEC. In order to confirm whether there are opportunities to realize potential value from our net operating loss carryforwards, we have engaged legal advisors to validate the underlying assumptions related to our net operating loss carryforwards and analyze and provide advice on the options that may be available to preserve and maximize the potential use of our deferred tax assets, as well as on potential limitations and risks of such utilization strategy. This will continue to be an expensive and time consuming process, and we may not be able to generate sufficient revenue from our Home and Garden Business or otherwise attract sufficient capital to support the process for its duration. A continued business plan for the utilization of our net operating loss carryforwards may not be successfully implemented or may not result in any increase in shareholder value, and the continued pursuit of our NOL Strategy may consume substantially all of our remaining cash resources.

We may not be able to realize value from, or otherwise preserve and utilize, our net operating loss carryforwards.

As noted above, our business strategy has been to explore whether there may be opportunities to realize potential value from our net operating loss carryforwards. Our net operating loss carryforwards permit us to apply our net operating losses from prior fiscal years to taxable income in future years in order to reduce our tax liability.

As we have incurred losses since our inception and do not currently expect to turn a profit in the near future, we are unable to realize value from our net operating loss carryforwards unless we find a way to become profitable, either through the acquisition of a profitable company or otherwise. The success of our NOL Strategy is predicated on maintaining the value of and utilizing all or substantially all of our net operating loss carryforwards to offset future taxable income of our company or any acquired company. This strategy would be adversely affected if we are unable to realize value from, or otherwise preserve and utilize, our net operating loss carryforwards, including for any of the following reasons:

•	Past Ownership Changes. In the event that we were to undergo an “ownership change” (as defined in Section 382 of the Code), our net operating loss carryforwards generated prior to the ownership change would be subject to annual limitations, which could reduce, eliminate, or defer the utilization of these losses. Generally, an “ownership change” occurs if one or more shareholders, each of whom owns 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50% over the lowest percentage of stock owned by those shareholders at any time during the preceding three-year period. Based upon an analysis completed during the third quarter of 2007 of past ownership changes (as defined under Section 382 of the Code), we believe that we have experienced ownership changes on March 20, 1996 and October 2, 2000. Absent any other ownership changes in the future, we believe there are no significant limitations on our future ability to use net operating loss carryforwards generated prior to those dates. We do not believe that the sale of assets to Plant Health Care in February 2007 resulted in another ownership change that would further limit our future ability to use net operating loss carryforwards generated after October 2000 because it was a sale of assets. However, the Internal Revenue Service, or “IRS,” or some other taxing authority may disagree with our position and contend that we have already experienced other such ownership changes or that the sale of assets resulted in an ownership change.

•	Future Ownership Changes. Even if an ownership change has not occurred in the past, there is still the potential for an ownership change to occur under Section 382 of the Code as a result of future changes in stock ownership. For example, if shareholders do not approve the Plan of Dissolution, the holders of our common stock, including one or more of the holders of 5% or more of our common stock, could sell their shares in sufficient quantities to trigger an ownership change. In addition, if shareholders do not approve the Plan of Dissolution and we continue to explore whether there may be opportunities to utilize our net operating loss carryforwards, we will be limited in our ability to issue additional stock in the future to provide capital for our business due to the importance of avoiding a future ownership change. We would only be able to issue additional stock in a manner that would not cause an ownership change pursuant to Section 382 of the Code. Accordingly, our ability to access the equity markets or issue stock in connection with an acquisition could be restricted.

•	Change of Control. In order to preserve our net operating loss carryforwards, we must ensure that there has not been a “change of control” of our company. A “change in control” includes a more than 50 percentage point increase in the ownership of our company by certain equity holders who are defined in Section 382 of the Code as “5 percent shareholders.” The IRS has viewed an acquisition of an ownership percentage in a company that is represented by certain equity instruments, including certain preferred stock, debt instruments, or stock options, that are issued in connection with a change in the board of directors to include the holders of the equity instruments or their agents as indicative of a transfer of a beneficial ownership interest in a company under Section 382 of the Code. Accordingly, a change in our board of directors that is accompanied by other equity events could be viewed as contributing to a more than 50 percentage point change in control of our company under Section 382 of the Code.

•	De Facto Liquidation. In order to preserve our net operating loss carryforwards, there must not be a “de facto liquidation” of our company. The IRS has interpreted a “de facto liquidation” to include a sale or discontinuation of the current business of a company. Accordingly, the IRS may view the Plan of Dissolution as a strong factor in a potential determination that a “de facto liquidation” of our Home and Garden Business has occurred.

For additional information about our NOL Strategy and other risks related to this strategy, see “Proposal 1: Approval of Plan of Dissolution — Background and Reasons for the Proposed Dissolution and Liquidation — Our Operations and Strategy after the Sale of Harpin Protein Technology” and “— Background” beginning on page 29, and “— Risks Related to Our Business Plan to Utilize Net Operating Loss Carryforwards”.

We may not be able to use our net operating loss carryforwards because we may not generate taxable income.

The use of our net operating loss carryforwards is subject to uncertainty because, in addition to the factors discussed above, it is dependent upon the amount of taxable income we generate. There can be no assurance that we will have sufficient taxable income, if any, in future years to use the net operating loss carryforwards before they expire. We believe that our ability to achieve profitability would depend in substantial part on our ability to identify and acquire suitable businesses on favorable terms, so that we can increase our revenues and generate new income. Despite our significant efforts since February 2007, we have been unable to identify a suitable acquisition and may be unable to identify or complete any acquisitions in the future. Moreover, any such transactions may not be successful or enable us to utilize our net operating loss carryforwards. In order to complete any acquisition to effectuate our NOL Strategy we may need to seek additional capital, including through the sale of stock or other securities, which may result in dilution to existing shareholders and the granting of superior rights to the new shareholders. In addition, as noted above, the provisions of the Code and certain applicable Treasury regulations will limit the number of shares of stock we can sell from time to time without causing a limitation on our ability to use our net operating loss carryforwards to reduce our future tax obligations.

The IRS could challenge the amount of our net operating loss carryforwards.

The amount of our net operating loss carryforwards has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of our net operating loss carryforwards, which could significantly reduce our net operating loss carryforwards. In addition, calculating whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382 of the Code and because of limitations on a publicly-traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, the calculation of the amount of our net operating loss carryforwards may be changed as a result of a challenge by a governmental authority or our learning of new information about the ownership of, and transactions in, our securities.

Possible changes in legislation could negatively affect our ability to use the tax benefits associated with our net operating loss carryforwards.

The rules relating to U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely impair our ability to use the tax benefits associated with our net operating loss carryforwards.

Limits on ownership of our common stock and our shareholder rights plan could have an adverse consequence to you and could limit your opportunity to receive a premium on our stock.

As noted above, if we continue to explore our NOL strategy, we must avoid an ownership change under Section 382 of the Code in order to potentially retain the ability to use our net operating loss carryforwards to offset future income. This means that a potential buyer of our stock might be deterred from acquiring our common stock while we still have significant tax losses being carried forward, because such an acquisition might trigger an ownership change and severely impair our ability to use our tax losses against future income. Thus, this potential tax situation could have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our shareholders’ ability to realize a premium over the then prevailing market price for our common stock in connection with a change in control.

To further deter a potential buyer of our stock from accumulating an ownership position that could jeopardize our ability to utilize our net operating loss carryforwards, in June 2007, our board of directors adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. This shareholder rights plan is described in more detail below under the risk factor titled “— Risks Related to Our Common Stock — Certain provisions in our charter document and Washington law, as well as our shareholder rights plan, could discourage a change of control or make it difficult to change the composition of directors and management.” The shareholder rights plan may make it more difficult for other persons or entities, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock, or to launch other takeover attempts that a shareholder might consider to be in such shareholder’s best interests.

The shareholder rights plan also may limit the price that certain investors might be willing to pay in the future for shares of our common stock. The shareholder rights plan could also result in an ownership change under Section 382 of the Code which may severely impair our ability to use our tax losses against future income.

Risks Related to Our Common Stock

We may be delisted from The Nasdaq Capital Market if we do not satisfy continued listing requirements.

Our common stock currently trades on The Nasdaq Capital Market. If we fail to meet any of the continued listing standards of The Nasdaq Capital Market, our common stock will be delisted. Nasdaq’s continued listing standards include specifically enumerated criteria, such as a $1.00 minimum closing bid price, shareholders’ equity of $2.5 million or market value of publicly held shares of $35.0 million and 500,000 shares of common stock publicly held and market value of publicly held shares of at least $1 million, as well as additional or more stringent criteria that may be applied in the exercise of Nasdaq’s discretionary authority to maintain the quality of and public confidence in the Nasdaq market, prevent fraudulent and manipulative practices, promote just and equitable principles of trade, and protect investors and the public interest. For example, we failed to satisfy Nasdaq’s $1.00 minimum bid price requirement on more than one occasion over the past few years. If we were unable to regain compliance with the minimum bid price requirement, our common stock would have been delisted from The Nasdaq Capital Market. Each time we were able to cure the failure to satisfy the minimum bid price requirement and avert having our common stock delisted. However, we have no assurance that Nasdaq will not in the future seek to delist us for our failure to meet the enumerated conditions for continued listing. In particular, prior to the public announcement of the decision of our board of directors to adopt the Plan of Dissolution, the trading price of our common stock had generally been trading below $1.00 per share for the prior two months. If our shareholders do not approve the Plan of Dissolution, we believe it is likely that the price of our common stock will fall below Nasdaq’s $1.00 minimum bid price requirement and that our common stock will eventually be delisted from The Nasdaq Capital Market. In addition, if our Home and Garden Business continues to generate declining revenues, we may be deemed a “shell” company, which may result in delisting from The Nasdaq Capital Market.

If our common stock were delisted from The Nasdaq Capital Market, you may find it difficult to dispose of your shares.

If our common stock were to be delisted from The Nasdaq Capital Market, trading of our common stock most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading will reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock.

If our common stock is delisted from The Nasdaq Capital Market and the trading price remains below $5.00 per share, which is likely, trading in our common stock might also become subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trade involving a stock defined as a “penny stock” (generally, any equity security not listed on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions). Many brokerage firms are reluctant to recommend low-priced stocks to their clients. Moreover, various regulations and policies restrict the ability of shareholders to borrow against or “margin” low-priced stocks, and declines in the stock price below certain levels may trigger unexpected margin calls. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current price of the common stock can result in an individual shareholder paying transaction expenses that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our common stock. Finally, the additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

Certain provisions in our charter documents and Washington law, as well as our shareholder rights plan, could discourage a change of control or make it difficult to change the composition of directors and management.

Provisions of our charter documents and Washington law, as well as our shareholders rights plan, may have the effect of delaying, deterring or preventing a change of control, even if this change would be beneficial to our shareholders. In addition, some of these provisions may make it difficult for shareholders to remover or replace our current directors and management in the event our shareholders believe this would be in the best interests of our company and our shareholders. Our articles of incorporation and bylaws:

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of the stock to elect some directors;

•	stagger our board of directors, making it more difficult to elect a majority of the directors on our board and preventing our directors from being removed without cause;

•	limit who may call special meetings of shareholders; and

•	establish advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

Washington law imposes restrictions on certain transactions between a corporation and significant shareholders. Chapter 23B.19 of the WBCA prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the date the acquiring person first became a 10% beneficial owner of voting securities of the target corporation, unless the business transaction or the acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time the acquiring person first became a 10% beneficial owner of the target corporation’s voting securities. Prohibited business transactions include:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

•	termination of 5% or more of the employees of the target corporation; or

•	receipt by the acquiring person of any disproportionate benefit as a shareholder.

After the five-year period, a significant business transaction may occur if it complies with “fair price” provisions specified in the statute. A corporation may not opt out of this statute. This provision may have an antitakeover effect with respect to transactions that our board of directors does not approve in advance.

In June 2007, our board of directors adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. In addition to helping to protect the utilization of our net operating loss carryforwards by deterring a potential buyer of our stock from accumulating an ownership position that could jeopardize our ability to utilize our net operating loss carryforwards, the shareholder rights plan is also designed to ensure that our board of directors has adequate time to consider any proposed transaction involving the Company and that all of our shareholders receive fair and equal treatment in the event of a proposed takeover of the Company.

The rights will be exercisable only if a person or group acquires 5%, or in the case of any person or group that owned beneficially more than 5% of our outstanding common stock on June 1, 2007, 13% (or 18% in the case of SF Holding Corp., an existing investor that owned in excess of 16% of our outstanding common stock on June 1, 2007) or more of our outstanding common stock or launches or announces an intent to launch a tender or exchange offer that could result in the offeror becoming the beneficial owner of 5%, 13% or 18%, as the case may be, or more of our common stock. Each right will entitle shareholders to buy one one-hundredth of a share of a series of preferred stock called Series R Participating Cumulative Preferred Stock at an exercise price of $36.00.

If a person or group acquires 5%, 13% or 18%, as the case may be, or more of our outstanding common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right’s then-current exercise price, the number of shares of our common stock having a market value of twice the exercise price. In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 5% or 13%, as the case may be, or more of our outstanding common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice the exercise price.

Following the acquisition by a person or group of beneficial ownership of 5% or 13%, as the case may be, or more of our outstanding common stock and before the acquisition of 50% or more of this common stock, our board of directors may exchange all or part of the rights (other than rights owned by the acquiring person or group) for a consideration per right consisting of one-half of the common stock that would be issuable upon the exercise of one right. Alternatively, the rights are redeemable for one cent per right at the option of our board of directors, prior to the acquisition by a person or group of beneficial ownership of 5% or 13%, as the case may be, or more of our outstanding common stock.

The shareholder rights plan may make it more difficult for other persons or entities, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock, or to launch other takeover attempts that a shareholder might consider to be in such shareholder’s best interests. The shareholder rights plan also may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

PROPOSAL 1: APPROVAL OF PLAN OF DISSOLUTION

General

At the special meeting, you will be asked to approve the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution. The Plan of Dissolution was approved by our board of directors, subject to shareholder approval, on December 4, 2008. A copy of the Plan of Dissolution is attached as Annex A to this proxy statement and incorporated herein by reference. Certain material features of the Plan of Dissolution are summarized below, including a summary of the Plan of Dissolution beginning on page 39 . You are urged to carefully read the Plan of Dissolution in its entirety.

Background and Reasons for the Proposed Dissolution and Liquidation

Sale of Harpin Protein Technology

Prior to February 28, 2007, we were a plant technology company that marketed a line of products based on our proprietary harpin protein technology and manufacturing process. These products were used in agricultural and horticultural production, with more limited use in the Home and Garden Market, to enhance plant health and improve overall plant production and output quality. We developed, manufactured and commercialized Messenger, which contained our first generation protein, harpinEA; Messenger STS, an improved formulation of Messenger; employ™ and MightyPlant, a line of products designed specifically for the plant nutrition market; N-Hibit™, a seed treatment designed to reduce nematode damage in large acreage crops; and ProAct, a product designed to enhance yield in row crops.

On February 28, 2007, we completed the sale of our proprietary harpin protein technology and substantially all of the assets related to our worldwide agricultural and horticultural markets to Plant Health Care, Inc. pursuant to an asset purchase agreement dated as of December 1, 2006, or the “Asset Purchase Agreement.” Our board of directors approved the sale on December 1, 2006 and our shareholders approved the sale at a special meeting held on February 26, 2007. Under the terms of the sale, Plant Health Care purchased substantially all of our assets and other rights relating to the creation of plant health technology incorporating harpin proteins and the manufacture of biopesticide, plant health and nutrient products utilizing harpin protein technology. These assets included our core harpin protein technology, including our license agreement with the Cornell Research Foundation, our manufacturing equipment and our entire inventory of products designated for the agricultural and horticultural markets. Plant Health Care assumed certain of our liabilities at closing, including all of our obligations under our office and manufacturing facility lease and under our license with the Cornell Research Foundation. The proprietary harpin protein technology and the assets sold to Plant Health Care represented approximately 90% of our total net revenue in each of the fiscal years ended December 31, 2006 and 2005.

Pursuant to the Asset Purchase Agreement, we retained our cash, accounts receivable and assets relating to our Home and Garden Business, consisting primarily of our inventory of harpin protein-based products designated for the Home and Garden Market. As part of the closing, we entered into a license and supply agreement with Plant Health Care, pursuant to which we have the exclusive right to sell harpin protein-based products for the protection of plants and seeds and the promotion of overall plant health to the Home and Garden Market. We retained all liabilities associated with our Home and Garden Business and all liabilities associated with the harpin protein technology that occurred or existed prior to the closing that were not assumed by Plant Health Care. At the time of the closing of the sale to Plant Health Care, our business strategy with respect to the Home and Garden Business was to use any revenue generated by our Home and Garden Business to support our continued operations while we explored whether there may be opportunities to realize potential value from our remaining business assets, primarily our net operating loss carryforwards. We did not have any intention of making substantial investments to grow our Home and Garden Business. Given the level of investment we expected to make, we did not expect our Home and Garden Business to grow significantly in the short-term. We retained the Home and Garden Business because we believed that retention of a portion of our ongoing business would help us preserve, and provide revenue to support, our NOL Strategy.

The adjusted purchase price for the harpin protein technology assets was approximately $2.2 million, $1.5 million of which we received at closing. The balance of approximately $0.7 million was evidenced by a promissory note delivered to us by Plant Health Care. The promissory note, which was paid in full by December 31, 2007, had an interest rate of 5% per annum. To date, we have used the net proceeds of the sale of the harpin protein technology for general working capital purposes related to our Home and Garden Business and to explore our NOL Strategy.

In connection with the approval of the sale of our harpin protein technology, our board of directors also approved a plan to substantially reduce our administrative, marketing, sales, manufacturing and development personnel to six employees by December 31, 2006, with the possibility of additional personnel cuts in the future. The majority of these employees were hired by Plant Health Care in December 2006. Dr. Rhett Atkins, our then c hief e xecutive o fficer and p resident, resigned from those positions effective December 15, 2006 as part of the reduction in force. Dr. Atkins continues to serve as one of our directors.

Our Operations and Strategy after the Sale of Harpin Protein Technology

As a result of the sale of our harpin protein technology to Plant Health Care, our Home and Garden Business is the only continuing portion of our operations and has been our primary source of revenue. Our Home and Garden Business has a limited operating history and has generated only limited revenue to date. Prior to the sale of our harpin protein technology , our Home and Garden Business had been a secondary portion of our business. We initiated our Home and Garden Business in 2003, with the introduction of Messenger, primarily for use on roses. In 2004, we expanded our home and garden marketing plan, concentrating our efforts in the Pacific Northwest and Northeastern regions of the United States. We increased resources allocated to the Home and Garden Market in 2005 and expanded our efforts to include the Southeastern region of the United States in our target areas. In January 2006, we introduced Messenger seed treatment for home and garden use. For the years ended December 31, 2008, 2007 and 2006 our Home and Garden Business generated revenue of approximately $[__], $0.3 million and $0.4 million , respectively. See “Selected Financial Data.” To date, sales of our Home and Garden Products have been generated primarily through distributors and our website based on positive word-of-mouth from current users, and we have not invested significant resources in marketing or distributing these products. We have not made, and do not intend to make, substantial additional investments in our Home and Garden Business. As of February 2 , 200 9 , we had only three part-time employees, one of which is dedicated to the sales and marketing of our Home and Garden Products. As discussed in more detail below, from and after the closing of the sale of our harpin protein technology, our business strategy has been to use any revenue generated by our Home and Garden Business to support our continued operations and to explore our NOL Strategy.

We have incurred significant operating losses since our inception in 1994. As of December 31 , 2008, we had an accumulated deficit of approximately $ [__] million. We incurred net losses of approximately $[__], $1.0 million and $9.5 million in the years ended December 31, 200 8 , 200 7 and 200 6 , respectively. As of December 31, 200 8 , we had accumulated approximately $ [__] million of net operating loss carryforwards for U.S. federal income tax purposes, which expire between 2009 and 2027, capital loss carryforwards of $ [__] that expire in 2027, and net operating loss carryforwards in 18 U.S. States that range from $ [__] to $ [__] per state and expire between 200 9 and 2027. Our total U.S. general business credit carryforwards were approximately $ [__] and expire between 2013 and 2026. We have also accumulated approximately $ [__] of net operating loss carryforwards in Mexico that expire between 2011 and 2017 and approximately $ [__] million in France. We have provided a valuation allowance against our net deferred tax assets because of the significant uncertainty surrounding our ability to realize value on such assets. See “Risk Factors — Risks Related to Our Business Plan to Utilize Net Operating Loss Carryforwards.”

Background

In order to assess our NOL Strategy, our board of directors engaged legal professionals to validate the underlying assumptions related to our net operating loss carryforwards and to analyze and provide advice on the options that may be available to preserve and maximize the potential use of our deferred tax assets, as well as to provide guidance on the potential limitations and risks of such utilization strategy. Because the acquisition by any person of a significant number of shares of our common stock would jeopardize the utilization of our net operating loss carryforwards, we engaged the law firm of Pepper Hamilton LLP in May 2007 as special tax counsel to conduct an analysis of whether and when we had an “ownership change”

of our stock (as defined by Section 382(g) of the Code) since our inception. We refer to this analysis as the “Section 382 Analysis.”

On June 1, 2007, after extensive discussion and consultation with Perkins Coie LLP, our outside legal counsel, regarding the associated terms and legal risks, our board of directors determined that it was in the best interests of the Company and its shareholders to implement a shareholder rights plan. The shareholder rights plan was designed to protect the utilization of our net operating loss carryforwards, permit our board of directors and shareholders adequate time to evaluate the fairness of any acquisition proposal and ensure that all of our shareholders received fair and equal treatment in the event of a proposed acquisition.

In June 2007, Company A, a business investment firm, which , together with an affiliated entity, at that time and currently beneficially owned and owns more than 10 % of our outstanding common stock, provided a memorandum to our then- p resident, Bradley S. Powell, generally outlining an investment structure designed by Company A to utilize our net operating loss carryforwards. Company A had previously contacted us i n November 2006 while we were in confidential negotiations for the sale of our proprietary harpin protein technology, to express interest in making an investment in the Company. Our board considered Company A ’s November 2006 expression of interest, but concluded that it was in the best interests of the Company and its shareholders at that time to proceed with the sale of our proprietary harpin protein technology rather than explore a transaction with Company A .

At a board meeting on June 19, 2007, representatives of Company A made a presentation to our board of directors regarding Company A ’s proposed investment structure, including Company A ’s background and business experience and its ability to identify suitable acquisition targets and fund such acquisitions, the potential financing terms , the compensation to Company A and potential benefits of pursuing an NOL Strategy. Company A ’s proposal generally involved the Company acquiring a number of small companies as a means of increasing our taxable income and utilizing our net operating loss carryforwards in future years. Our board of directors discussed Company A ’s proposal and requested that Mr. Powell obtain additional information from Company A , including the specific activities that Company A planned to undertake on our behalf, the cost and timing of such activities, the conditions of Company A ’s funding, including the terms of a requested equity option to purchase an additional stake in Eden, appointment of a Company A representative to our board and final say over an acquisition target, and the specific benefits that Company A expected would accrue to us and our shareholders pursuant to Company A ’s proposed investment structure. At that same meeting, our board of directors discussed with Mr. Powell the draft Section 382 Analysis prepared by Pepper Hamilton. The draft analysis indicated that the Company has experienced ownership changes (as defined under Section 382 of the Code) on March 20, 1996, in connection with the sale of our Series C preferred stock, and October 2, 2000, in connection with the consummation of our initial public offering. Mr. Powell noted that, absent any other ownership changes in the future, he did not expect the Section 382 ownership changes to limit our future use of the U.S. net operating loss carryforwards generated prior to such ownership changes.

At a meeting on August 3, 2007, our board of directors reviewed a letter of intent delivered by Company A in response to Mr. Powell’s follow-up inquiry regarding Company A ’s proposed investment structure . In addition to the proposed investment structure, the letter of intent also proposed that Company A would provide investment banking services to us for the purposes of identifying acquisition candidates. After discussion of Company A ’s letter of intent, our board determined that the proposed investment structure was not in the best interests of the Company and its shareholders because it potentially jeopardized the utilization of our net operating loss carryforwards and determined not to engage Company A as our financial advisor . In particular, our board was concerned that Company A ’s proposal was founded on a strategy of the Company acquiring a number of small companies over time, rather than a larger, highly profitable company , and that the equity proposed to be issued to acquisition candidates and the financing proposed to be provided by Company A to fund an acquisition would potentially run afoul of Section 382 of the Code , thereby possibly reducing, eliminating or deferring the use of our net operating loss carryforwards . Our board concluded that this strategy likely would not increase revenues and generate new income sufficient in future years to enable the Company to utilize the net operating loss carryforwards before they expire and in a time period that would maximize their value. Further, our board was concerned that (i) the costs associated with acquiring a number of small companies over time, which would likely exceed the costs of acquiring a larger company, could potentially exhaust our financial resources before any benefit related to the utilization of the net operating loss carryforwards could be realized, (ii) the integration of multiple, small companies over time would be difficult to manage, (iii) the smaller companies were seeking equity in our company as part of the acquisition, which could either cause us to run afoul of Section 382 of the Code or make it difficult for us to manage our net operating loss carryforwards, and (iv) the acquisition of smaller companies would yield smaller net operating loss carryforward benefits as opposed to the acquisition of a larger, more profitable company. Although our board of directors determined not to pursue the investment proposal set forth by Company A or engage Company A as our financial advisor, our board encouraged Company A to continue to work with our board to identify potential acquisition targets and otherwise continue to participate in our board’s efforts to successfully effectuate the NOL Strategy. Mr. Powell and our board further discussed the Section 382 Analysis. Mr. Powell noted that sales in our Home and Garden Business were significantly lower than expected for the year. Our board discussed strategies for improving operating performance of our Home and Garden Business without making substantial investment in the business.

In late August 2007, after discussions with other potential financial advisors, including Company A as noted above, the Company engaged Stephens Inc., or “Stephens,” as our exclusive financial advisor in connection with our efforts to enter into one or more business combinations to effectuate the NOL Strategy. Our board ultimately chose Stephens due to its experience of working with mid-size and smaller companies and because our board felt that Stephens understood the constraints imposed by Section 382 of the Code on any business combination involving the Company and had the resources and talent to identify potential acquisition candidates. Stephens is a full-service, privately-owned investment bank experienced in providing advice in connection with mergers and acquisitions and related transactions.

The engagement letter with Stephens provided that the engagement could be terminated at any time after December 31, 2007 by either party upon 30 days prior written notice. As compensation for Stephens’s services, we agreed to pay Stephens (i) a non-refundable $100,000 retainer, (ii) a $300,000 fairness opinion fee, and an additional $75,000 fee for each additional opinion with respect to amended or revised offers, (iii) a fee, generally payable on the closing date of a business combination, or the “Success Fee,” and (iv) a fee equal to 15% of the sum of (A) the amount of any break-up fee, topping fee or similar fee paid to the Company plus (B) the value of any option to purchase any securities or assets of any acquisition candidate (or any payment made to the Company in respect thereof). Stephens never rendered a report, opinion or appraisal with respect to the proposed transactions with Company B or Company C (as discussed below), the dissolution and liquidation of the Company pursuant to the Plan of Dissolution as compared against the NOL Strategy, or any other strategies considered by our board of directors. The Success Fee entitled Stephens to between 1.0% and 2.0% of the transaction value for a given transaction, with a minimum Success Fee of $750,000. The Success Fee could be reduced by the amount of any fairness opinion fees previously paid, and by 20% of the amount otherwise payable, but not less than the minimum Success Fee, if a business combination were completed with certain parties introduced to the Company by Company A or its affiliates. The Success Fee was payable to Stephens only if a business combination was consummated during the term of Stephens’s engagement or if the Company entered into an agreement during the term of Stephens’s engagement, or within 18 months after the termination of Stephens’s engagement, providing for a business combination with any entity identified on a list prepared by Stephens that had contacted the Company during Stephens’s engagement (whether or not contacted by Stephens) and other entities contacted by Stephens in connection with its engagement, and such business combination was subsequently consummated. In the event that the Company raised capital in connection with a business combination transaction, Stephens would be offered the leading role as underwriter or placement agent and would be entitled to certain fees depending on the type of transaction.

Prior to its engagement as financial advisor in connection with our NOL Strategy, Stephens and its affiliates had, from time to time, provided financial services to the Company for which it has received compensation. As of February 2, 2009, affiliates of Stephens beneficially owned approximately 19.8% of our common stock. These affiliates include: SF Holding Corp. (formerly Stephens Group, Inc.) , for which the chief executive officer and president of Stephens is the co-chairman ; Stephens — EBC, LLC, of which SF Holding Corp. is the sole managing member; and the president and chief executive officer of Stephens. As of February 2, 2009, SF Holding Corp. and Stephens — EBC, LLC collectively beneficially owned approximately 16.6% of our outstanding common stock, all of which have been contributed to a voting trust, and the other affiliates of Stephens beneficially owned approximately 3.2% of our common stock. Stephens does not have voting or investment power over any of the shares held by its affiliates. From 1963 until his retirement in October 2003, Jon Jacoby, one of our directors, worked in various capacities with Stephens and SF Holding Corp. and served as a director of SF Holding Corp. until November 2006. See “Security Ownership of Certain Beneficial Owners and Management.” The engagement of Stephens was approved by the disinterested directors of the Company.

On September 12, 2007, we received a Staff Deficiency Letter from the Nasdaq Stock Market notifying us that we were not in compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market. The letter advised that we would be delisted from The Nasdaq Capital Market if we did not regain compliance with the minimum bid price requirement by March 10, 2008. This letter was the fourth time in approximately two years that we were not in compliance with the $1.00 minimum bid price requirement and faced possible delisting from The Nasdaq Capital Market.

After discussions with Mr. Powell and certain board members, in September 2007, Stephens, on behalf of the Company, submitted to Company B, a designer, manufacturer and operator of electronic gaming machines , a written indication of our interest in acquiring all of its assets and operating liabilities. Company B was a profitable company that we believed might provide us with the opportunity to utilize our net operating loss carryforwards within a reasonable time period. We intended to fund the proposed acquisition through cash on hand and a combination of equity and debt financing. The indication of interest was subject to a number of conditions, including completion of due diligence, negotiation of final terms of the transaction, execution of definitive agreements, completion of debt financings to pay a portion of the acquisition price and approvals of our board and shareholders. The transaction did not proceed, however, because (i) the expected source of equity financing did not accept the terms of the preferred equity that we sought to issue in the transaction citing concerns related to the preferred valuation, tax and legal risks associated with the structure of the transaction, and (ii) no other sources of equity funding could be found. To bridge the short fall in financing, Stephens, on behalf of the Company, explored the possibility of securing additional high-yield debt financing. However, adverse conditions in the credit markets did not make this a viable alternative.

At a board meeting on November 6, 2007, representatives of Stephens updated our board of directors on the activities undertaken by Stephens to identify and contact potential acquisition candidates, including Company B, and potential providers of debt and equity financing for any such acquisition. Stephens provided additional updates to our directors at board meetings held on January 15, 2008, February 12, 2008, March 19, 2008, May 6, 2008, July 31, 2008 and September 17, 2008. At each meeting, Stephens briefed our board on the activities undertaken by Stephens to identify and contact potential acquisition candidates and the challenges of obtaining financing for mergers and acquisitions, including the worsening conditions in the high-yield debt market, which we believed, on the advice of Stephens, to be the most likely source of financing to fund an acquisition. Over the course of these meetings, representatives of Stephens reviewed feedback received from potential acquisition targets, including the hesitancy of some to becoming public companies. Stephens also explored the possibility of obtaining capital investment from existing holders owning 5% or more of our outstanding common stock as a potential means to facilitate the completion of a transaction and avoid a change of ownership that would limit our net operating loss carryforwards under Section 382 of the Code. At each meeting, our board of directors discussed the information provided by Stephens. Our board ultimately concluded not to pursue a transaction with any of the potential acquisition targets identified by Stephens, other than Company C as discussed below, due to the lack of adequate financing sources to consummate the transactions and the likely inability of the potential targets to generate sufficient revenue and taxable income to maximize the utilization of our net operating loss carryforwards within a reasonable period of time. At these meetings, Mr. Powell also provided our board of directors with updates on our Home and Garden Business, which was generally experiencing continued declines in revenues resulting in continued operating losses.

On February 20, 2008, our board of directors unanimously approved a one-for-three reverse stock split in order to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market. The reverse stock split became effective on February 22, 2008.

At a meeting on March 19, 2008, Perkins Coie generally discussed fiduciary duties of directors under Washington law and, at our board’s request, specifically addressed issues arising with respect to our board’s determination of whether to continue to pursue the NOL Strategy. At that meeting and at each meeting thereafter through the September 17, 2008 meeting, our board evaluated whether the continuation of the NOL

Strategy was, in light of the information presented by Stephens, management and other board advisors, in the best interests of the Company and its shareholders and determined that it was advisable to continue the NOL Strategy and its exclusive arrangement with Stephens.

After discussions with Mr. Powell and certain board members, in September 2008, Stephens, on behalf of the Company, submitted to Company C a written indication of our interest in acquiring the assets of Company C, an online credit reporting agency. The Company initially intended to fund the proposed acquisition through cash on hand and a combination of equity and debt financing, including an equity investment by the holders of 5% or more of the Company’s outstanding common stock. The indication of interest was subject to a number of conditions, including completion of due diligence, negotiation of final terms, execution of definitive agreements, completion of debt and equity financings to pay the acquisition price and approvals of our board and shareholders. We conducted preliminary diligence on, and held telephonic meetings with management of, Company C.

At a board meeting on September 17, 2008, as part of its regular board update, Stephens led a discussion of two specific acquisition candidates, including Company C, and the increasing difficulties in obtaining financing for mergers and acquisitions. Stephens noted that the high-yield debt market essentially had shut down, and the issuance of high-yield bonds in June, July and August 2008 were at their lowest levels in 14 years. Stephens had previously indicated to the board that due to the inactive debt markets, we would need to seek out more equity financing for any transaction, including a transaction with Company C. After discussion, our board of directors agreed that it should continue to investigate an opportunity with Company C. However, our board of directors determined that if we were unable to make significant progress toward financing and completing this or another acquisition within a short period of time, it would begin to explore other alternatives to the NOL Strategy, including winding up the Company’s operations and distributing any remaining assets to its shareholders. Our board of directors instructed Stephens to obtain additional information regarding the availability of financing.

On September 8, 2008, Mr. Powell announced his resignation from the Company, effective September 30, 2008, in order to pursue another career opportunity. On September 17, 2008, our board appointed Nathaniel T. Brown as our chief executive officer, chief financial officer and secretary.

At a board meeting on November 6, 2008, representatives of Stephens updated our board of directors on the discussions with Company C and provided an overview of possible third party financing sources. Stephens and management met with representatives of Company C telephonically, but were unable to arrange a face-to-face meeting due to the fact that our bid price did not satisfy Company C’s requirements. Stephens also reported on its discussions to determine whether the holders of 5% or more of the Company’s common stock were possible sources of equity financing for the acquisition of Company C’s assets. Stephens noted that none of the shareholders was interested in investing in the transaction. Our board discussed with Stephens the advantages and disadvantages of pursuing the proposed acquisition on the pricing terms presented to our board. Ultimately, our board concluded that a transaction with Company C was not in the best interests of the Company and its shareholders based primarily on the unavailability of adequate financing for the transaction. At that meeting, our board also discussed a proposed sale of the public corporate shell or a voluntary dissolution of the Company as strategic alternatives to the NOL S trategy, and reviewed legal information provided by Perkins Coie. Our board instructed Mr. Brown to work with Perkins Coie to explore further each of these alternatives. Mr. Brown noted that sales in our Home and Garden Business were very slow, due in part to the seasonality of the business and minimal product marketing and advertising efforts.

At a board meeting on November 20, 2008, representatives of Perkins Coie provided an overview of legal considerations relating to the strategic alternatives available to our board of directors with respect to our future operations. The alternatives addressed were (i) continuation of the NOL Strategy, (ii) a sale of the public corporate shell in connection with a reverse merger, and (iii) a statutory dissolution of the Company and distribution of its assets under Washington law. Representatives of Perkins Coie discussed, and answered questions from our board of directors related to, the legal benefits and risks and the potential timing and costs associated with each alternative. Our board was advised that, on November 10, 2008, a family member of one of the directors had made a very general inquiry regarding a possible purchase of the public corporate shell, and of the potential conflicts of interest associated with such a transaction. After discussion of the legal issues related to the sale of the public corporate shell, our board concluded that this general strategy, whether with a third party or a potential related party, was not advisable and in the best interests of the Company and its shareholders due to the legal risks, lack of perceived value to the Company and its shareholders and costs associated with such a transaction. After discussing the other strategic alternatives, our board concluded that a statutory dissolution was the preferred strategy among the alternatives discussed at the meeting and instructed Perkins Coie to prepare a formal plan of dissolution to be discussed and considered for adoption at a subsequent board meeting.

At its meeting on December 4, 2008, our board, with legal input from Perkins Coie, continued its earlier discussion of the voluntary dissolution of the Company. Perkins Coie provided an overview of the voluntary dissolution process under Washington law and reviewed with our board a draft Plan of Dissolution delivered to each board member for review in advance of the meeting. Throughout this discussion, Perkins Coie responded to director questions on legal matters. After discussion of the legal benefits and risks and the potential timing and costs of each of the strategic options available to the Company and, upon consideration of the Company’s financial situation, business prospects, and continued inability to effectuate the NOL Strategy and the continued distress in the capital markets, our board determined that the voluntary dissolution and liquidation and winding up of the Company under Washington law is advisable and in the best interests of the Company and its shareholders, approved the Plan of Dissolution and recommended the Plan of Dissolution for approval of the shareholders.

On December 5, 2008, we issued a press release announcing that our board of directors had approved the Plan of Dissolution. On December 5, 2008, a representative of Company A separately contacted Mr. Brown and Stephens requesting that the Company not abandon the NOL Strategy. Mr. Brown requested that Company A provide its specific written proposal for consideration and review by Stephens and the Company’s legal advis o rs.

On December 9, 2008, a representative of Company A submitted a brief outline setting out the general structure of a proposed alternative to liquidation that he asserted would enable the Company to continue the NOL Strategy, but did not provide any details regarding potential acquisition candidates, the terms of any such acquisition, analysis of legal and tax issues or precedent transactions. On December 10, 2008, Company A submitted a slightly more detailed outline of the general structure, which included our board issuing a dividend to our shareholders consisting of most of our existing cash , the appointment of a new board of directors led by individuals acceptable to Company A and to our existing board, the creation of a new class of preferred stock paying a 20% premium in cash or in additional shares, an acquisition acceptable to the new board and Company A, the sale of the preferred stock to Company A in order to fund the acquisition, the payment of dividends on our preferred and common stock and the Company ceasing to be a public reporting company. This outline similarly did not provide significant additional information regarding potential acquisition candidates, the terms of any such acquisition, analysis of legal and tax issues, precedent transactions and other critical business, financial and legal matters.

By telephone conference on December 12, 2008, Mr. Brown, a representative of Stephens , and attorneys from Pepper Hamilton and Perkins Coie discussed and reviewed the materials presented by Company A to determine whether the structure outlined would enable the Company to successfully implement the NOL Strategy. The general conclusion was that the proposed structure created legal risk that the IRS would ultimately determine that the proposed structure does not comply with Section 382 of the Code and, from a tax standpoint, based on all surrounding circumstances, likely would not enable the Company to successfully implement the NOL Strategy. On December 18, 2008, Mr. Brown, an attorney from Pepper Hamilton and a representative of Company A discussed the structure outlined by Company A . The attorney at Pepper Hamilton concluded that the structure proposed by Company A , along with variations of such structure raised by the representative of Company A , created legal risk that the IRS would find that the proposed structure does not comply with Section 382 of the Code and would not support successful implementation of the NOL Strategy.

At a board meeting on December 19, 2008, our board reviewed and discussed Company A ’s proposed structure with representatives of Stephens and attorneys from Pepper Hamilton and Perkins Coie present. During the discussion, the outside advis o rs responded to questions from the directors. The attorney from Pepper Hamilton reviewed the structure with our board and noted her opinion that the proposed structure would jeopardize the Company’s ability to utilize its net operating loss carryforwards and create legal risk for the Company that the IRS would ultimately determine that the proposed structure does not comply with

Section 382 of the Code . In addition to not providing any details on potential acquisition candidates or the proposed structure, Company A did not provide any tax or legal analyses to our board showing that the proposed structure would be acceptable to the IRS. Accordingly, our board was faced with the risk of committing additional time and potentially exhausting all of our resources to pursue a strategy that our advisors believed may violate Section 382 of the Code and result in the denial or limitation of our net operating loss carryforwards and that may potentially leave our shareholders with nothing or proceeding with the previously announced Plan of Dissolution, pursuant to which we expect to provide liquidating distributions to shareholders over time. Our board, based on the advice of legal counsel and input from Stephens , reaffirmed its earlier determination that voluntary dissolution of the Company is advisable and in the best interests of the Company and its shareholders. Our board, however, noted that it would continue to consider, with the advice of its experts, any detailed proposals accompanied by well-reasoned tax and legal analyses, setting out a specific plan that would successfully maximize the use of the Company’s net operating loss carryforwards in the best interests of the Company and its shareholders.

Reasons for the Plan of Dissolution

Our board of directors is recommending approval of the Plan of Dissolution because it believes that the voluntary dissolution and liquidation of the Company is advisable and in the best interests of the Company and its shareholders. Our board of directors has considered at length, with the assistance of legal and financial advisors, the NOL Strategy. In its role as our exclusive financial advisor, Stephens contacted by telephone 34 potential acquisition targets and eight financial sponsors. Ten of these potential acquisition targets were presented to Stephens and/or the Company by Company A . Of these 34 potential acquisition targets and eight financial sponsors, Stephens (i) conducted detailed financial analyses on 18 potential acquisition targets and one financial sponsor, (ii) met with representatives of eleven potential acquisition targets and three financial sponsors, (iii) entered into four confidentiality agreements and (iv) submitted two indications of interest on our behalf.

In determining the potential acquisition candidates to approach, Stephens sought companies with strong management teams operating in attractive markets that presented growth opportunities without the infusion of significant capital. Stephens also focused on companies that generated sufficient amounts of pre-tax income such that the acquisition would enable us to utilize all or a portion of our net operating loss carryforwards in a relatively short period of time and thereby fully realize their value. A major consideration for identifying potential candidates was whether Stephens thought we could finance the acquisition based on our existing cash position and the availability of third-party financing sources. Stephens also vetted potential acquisition candidates presented to us by Company A, none of which satisfied our criteria. Once identified, detailed conversations regarding the potential acquisition candidate were held internally at Stephens and between representatives of Stephens and our chief executive officer. Stephens conducted detailed financial analyses on candidates for which financial information was available and presented these analyses to our chief executive officer who would then determine whether to pursue such acquisition candidates. Stephens would contact identified candidates or their representatives and, if there was mutual interest, further discussions were held, including in some instances face-to-face meetings among our chief executive officer, Stephens and representatives of the candidate. In the majority of cases, either the acquisition candidate did not satisfy our criteria or we did not satisfy the acquisition candidate’s criteria. If both parties were interested in a possible transaction, a confidentiality agreement was entered into and, with respect to Company B and Company C, indications of interest were executed and presented to our board of directors for consideration. Stephens also contacted financial sponsors to discuss facilitating a transaction with one of their portfolio companies. These financial sponsors included private equity and investment groups, including Company A. We did not receive any offers from potential acquisition candidates or financial sponsors, including Company A, in which we were interested or that otherwise satisfied our criteria.

D espite its efforts, our board did not identify any potential business combinations that it deemed to be advisable and in the best interests of the Company and its shareholders. During the course of the process for effectuating the NOL Strategy, our board, with the input of Stephens , concluded that we needed to acquire a highly profitable business, or one that would become highly profitable over a relatively short period of time, in order to fully realize the value of our net operating loss carryforwards. A strategy focused on acquiring a series of small businesses that generated minimal or moderate amounts of profit, or that expected to generate profits over a longer time frame, likely would not increase our revenues and generate new income sufficient in future years to enable us to utilize our net operating loss carryforwards before they expire or in a manner that maximized their value. In addition, due to limitations on change of ownership set forth in Section 382 of the Code, we are limited in how we can finance any potential business combination, including restrictions on the amount of equity that we can issue in connection with any transaction. In light of recent and current economic conditions, including the lack of financing opportunities in the high-yield debt market, finding a profitable business and obtaining sufficient financing to enable us to acquire a highly profitable business on terms that did not otherwise jeopardize our net operating loss carryforwards became extremely difficult. In fact, the credit markets were deteriorating faster than the prices being sought for acquisition candidates, thereby widening the gap between the financial resources available to us and the asking price s for acquisition candidates. During this same time, we continued to incur operating losses from our Home and Garden Business.

After discussion of the benefits and risks and the potential timing and costs of its strategic options and upon consideration of the Company’s financial situation, business prospects, and continued inability to effectuate the NOL Strategy and the continued distress in the capital markets, our board determined that voluntary dissolution and liquidation and winding up of the Company under Washington law is advisable and in the best interests of the Company and its shareholders, approved the Plan of Dissolution and recommended the Plan of Dissolution for approval of the shareholders. No member of our board dissented during the deliberative process with respect to any of our decisions regarding strategic alternatives to the Plan of Dissolution. In arriving at its determination that the Plan of Dissolution is the preferred strategic option that best serves the interests of the Company and its shareholders, our board of directors carefully considered the terms of the Plan of Dissolution, as well as the alternatives, including the possibility of the sale of the public corporate shell and the continuation of the NOL Strategy. As part of this process, our board considered the risks and timing of each alternative, as well as management’s financial projections, information provided by Stephens and the advice of our legal advisors. In approving the Plan of Dissolution, our board considered the factors set out above, as well as the following factors:

•	even if we were able to complete a business combination transaction in furtherance of the NOL Strategy, the risk that we may be unable to realize the benefit of our net operating loss carryforwards, including the risk that the IRS or some other taxing authority may disagree with our position regarding ownership changes under Section 382 of the Code thereby severely limiting the availability of our net operating loss carryforwards;

•	the limitations placed on the amount of equity we may issue to provide capital for our business, or to secure financing necessary to acquire a profitable business, due to the ownership changes rules set forth in Section 382 of the Code;

•	the uncertainty as to whether we would be able to generate sufficient taxable income to utilize our net operating loss carryforwards;

•	that we had vigorously explored strategic alternatives, including undertaking extensive efforts to find a business combination that would enable us to utilize our net operating loss carryforwards, as described above, and none was successful;

•	the volatility in the credit markets and the effect of such volatility on our ability to obtain financing on acceptable terms for the continued operation of our business and to acquire a profitable business in connection with our NOL Strategy;

•	the low probability that we would be presented with or otherwise identify, within a reasonable period of time under current circumstances, any viable opportunities to engage in an attractive alternative transaction;

•	our ability to survive as an independent entity given our history of operating losses and our expectations of continued operating losses;

•	the substantial accounting, legal and other expenses associated with being a small publicly-traded company in light of our existing and expected revenues;

•	the uncertain prospects of our Home and Garden Business, its continued net losses and its ability to generate sufficient revenues to enable us to continue pursuing the NOL Strategy or other strategic alternatives;

•	our board’s belief that liquidation and distribution of our net assets to our shareholders could produce more value than if our shareholders continued to hold their shares, given that, on and prior to the date of our board’s approval of the Plan of Dissolution, the estimated per share value of our assets in excess of estimated liabilities, claims and expenses of liquidation exceeded the market price of our outstanding common stock;

•	the terms and conditions of the Plan of Dissolution, including the provisions that permit our board to revoke the plan prior to, or at any time until 120 days after, the Effective Date if our board determines that, in light of new proposals presented or changes in circumstances, dissolution and liquidation are no longer advisable and in the best interests of the Company and its shareholders;

•	the fact that Washington corporate law requires that the Plan of Dissolution be approved by the affirmative vote of holders of two-thirds of the shares of our common stock entitled to vote, which ensures that our board will not be taking actions of which a significant portion of our shareholders disapprove;

•	the fact that approval of the Plan of Dissolution by the requisite vote of our shareholders authorizes our board of directors and officers to implement the Plan of Dissolution without further shareholder approval;

•	the fact that shareholders are not entitled to assert dissenter’s rights with respect to the Plan of Dissolution under Chapter 23B.13 of the WBCA;

•	the uncertainty of the timing, nature and amount of any liquidating distributions to shareholders;

•	the risks associated with the sale of our remaining non-cash assets, consisting primarily of our Home and Garden Business, as part of the Plan of Dissolution, including that we might have received more for such assets if we sold them other than in liquidation;

•	that shareholders would lose the opportunity to capitalize on the potential business opportunities and possible future growth of the Company had we elected to continue to pursue the acquisition of a profitable business as part of the NOL Strategy;

•	the risk that, under Washington law, our shareholders may be required to return to creditors some or all of the liquidating distributions;

•	the fact that, if the Plan of Dissolution is approved, shareholders would generally not be permitted to transfer shares of our common stock after the Effective Date; and

•	the risk that our common stock might in the near future be delisted from The Nasdaq Capital Market for failure to satisfy continued listing standards, including the minimum bid price requirement, thereby significantly limiting our shareholders ability to sell their stock.

Our board of directors also considered the factors described in the section entitled “Risk Factors” in this proxy statement in deciding to approve, and unanimously recommending that our shareholders approve, the Plan of Dissolution.

In view of the variety of factors considered in connection with its evaluation of the Plan of Dissolution, our board of directors did not find it practical to, and did not quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its conclusions. In addition, our board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our board may have given different weight to different factors.

We cannot offer any assurance that the liquidation value per share of our common stock will equal or exceed the price or prices at which such shares recently have traded or could trade in the future. However, our board of directors believes that it is in the best interests of the Company and its shareholders to distribute to the shareholders our net assets pursuant to the Plan of Dissolution. If the Plan of Dissolution is not approved by our shareholders, our board of directors will explore what, if any, alternatives are available for the future of the Company, particularly in light of the fact that our Home and Garden Business continues to incur net losses and is expected to do so for the foreseeable future. Possible alternatives include continued exploration of the NOL Strategy, seeking to raise capital from the sale of securities, which could result in substantial dilution to our existing shareholders and the granting of superior rights to the new shareholders , selling all of our stock or assets, changing our business focus, expanding the scope of our business through relationships with third parties, seeking voluntary dissolution at a later time and with potentially diminished assets or seeking bankruptcy protection. At this time, our board does not know which alternatives might be considered, or what impact any alternative might have on shareholder value. If our shareholders do not approve the Plan of Dissolution and we continue to operate our Home and Garden Business, we expect that our cash resources will continue to diminish. Considering our recent financial performance and the volatility of the capital markets, it is unlikely that we would be able to obtain additional equity or debt financing. If we were unable to obtain sufficient capital, we would eventually deplete our available resources and could be required to discontinue operations, which could impair our ability to pursue the NOL Strategy or other alternatives to realize value for our shareholders. See “Risk Factors — Risks Related to the Plan of Dissolution.”

Dissolution Under Washington Law

Washington law provides that a corporation may dissolve upon approval and recommendation by the board of directors of the corporation, followed by the approval of its shareholders. Following such approval, the dissolution is effected by filing articles of dissolution with the Secretary of State. The Effective Date is the date on which the articles of dissolution are filed with the Secretary of State or any later date specified in the articles of dissolution.

Section 23B.14.050 of the WBCA provides that once a corporation is dissolved, it continues its corporate existence but may not carry on any business except that appropriate to wind up and liquidate its business and affairs. The process of winding up includes:

•	the publication of a notice of dissolution that requests persons with claims against the corporation to present them in accordance with the notice;

•	the collection of assets and the disposal of properties that will be applied toward the satisfaction or making reasonable provision for the satisfaction of liabilities or will not otherwise be distributed in kind to the corporation’s shareholders;

•	the satisfaction or making reasonable provision for satisfaction of liabilities;

•	subject to statutory limitations, the distribution of any remaining assets to the shareholders of the corporation; and

•	the taking of all other actions necessary to wind up and liquidate the corporation’s business and affairs.

Principal Provisions of the Plan of Dissolution

This section of the proxy statement describes material aspects of the proposed Plan of Dissolution. While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Plan of Dissolution attached as Annex A to this proxy statement, and the document delivered with and incorporated by reference into this proxy statement for a more complete understanding of the Plan of Dissolution.

Approval of Plan of Dissolution

The Plan of Dissolution must be approved by the affirmative vote of at least two-thirds of the outstanding shares of our common stock. The approval of the Plan of Dissolution by the requisite vote of the holders of our common stock will constitute adoption of the Plan of Dissolution and a grant of full and complete authority for our board of directors and officers, without further shareholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the WBCA, including the authority to dispose of our Home and Garden Business and all of the other remaining non-cash assets of the Company.

Dissolution and Liquidation

If the Plan of Dissolution is approved by the requisite vote of our shareholders, the steps set forth below will be completed at such times as our board of directors, in its discretion, deems necessary, appropriate or advisable in the best interests of the Company and its shareholders. Our board of directors may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as our board of directors or such officers determine to be in the best interests of the Company and its shareholders to maximize the value of the Company’s assets upon liquidation:

•	the filing of articles of dissolution of the Company with the Secretary of State to establish the Effective Date of dissolution;

•	the publication of notice of the Company’s dissolution in a newspaper of general circulation in King County, Washington, within 30 days after the Effective Date, which notice must be published once a week for three consecutive weeks;

•	the mailing of written notice of the Company’s dissolution to the holders of known claims at any time after the publication of the notice set forth in the preceding bullet;

•	the cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except as necessary for the sale or other disposition of its property and assets or for the proper winding up and liquidation of the Company’s business and affairs;

•	the collection and disposal of the Company’s properties and assets that will be applied toward satisfaction or making reasonable provision for satisfaction of the Company’s liabilities, in all cases subject to applicable liens and security interests and applicable contractual restrictions;

•	the negotiation and consummation of sales or other dispositions of our Home and Garden Business and other non-cash assets of the Company, including the assumption by the purchaser of liabilities of the Company, upon such terms as our board of directors may deem in the best interests of the Company and its shareholders;

•	as determined by our board of directors, the prosecution, defense, settlement or other resolution of any and all claims or suits by or against the Company and the satisfaction of or the making of reasonable provision for the satisfaction of liabilities of the Company by means of insurance coverage, provision of security therefor, contractual assumptions thereof by a solvent person or any other means that our board of directors determines is reasonably calculated to provide for satisfaction of the reasonably estimated amount of such liabilities. Upon making such determination, our board of directors will, for purposes of determining whether a subsequent distribution to shareholders is prohibited under the WBCA, be entitled to treat such liabilities as fully satisfied by the assets used or committed in order to make such provision ;

•	if our board of directors deems it in the best interests of the Company and its shareholders, (i) petitioning to have the dissolution continued under court supervision in accordance with the WBCA or, to the extent permissible under the WBCA, dedicate the Company’s property and assets to the repayment of its creditors by making an assignment for the benefit of creditors or obtain the appointment of a general receiver or (ii) filing an application pursuant to the WBCA for a court determination of (a) the amount and form of reasonable provision to be made for satisfaction of any claims or liabilities that have arisen or that are reasonably likely to arise within the survival period specified in the WBCA or (b) whether the provision made or proposed to be made by our board of directors for the satisfaction of any one or more claims or liabilities is reasonable;

•	subject to the limitations on distributions set forth in the WBCA, the distribution of the remaining funds of the Company and the distribution of the remaining unsold assets of the Company, if any, to its shareholders; and

•	the taking of any and all other actions permitted or required by the WBCA and any other applicable laws and regulations, including federal tax and securities laws and regulations and the Nasdaq

Marketplace Rules and regulations, in connection with the winding up and liquidation of the Company.

Authority of Officers and Directors

After the Effective Date, our board of directors and officers will continue in their positions for the purpose of winding up the business and affairs of the Company. Our board of directors may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors, employees and independent contractors compensation above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution. Any such compensation must be fair and reasonable with respect to the efforts expended. Approval of the Plan of Dissolution by the requisite vote of our shareholders will constitute the approval of the shareholders of our board’s authorization of the payment of any such compensation. Each director currently receives $250 for each board meeting attended and is reimbursed for his or her reasonable expenses incurred in attending meetings of the board and its committees. In addition, directors serving as chairs of our board committees receive $250 for each committee meeting attended. Our chief executive officer, chief financial officer and secretary currently receives a monthly salary of $12,500 for his services. Our board currently expects to maintain the current compensation levels of our directors and chief executive officer during the implementation of the Plan of Dissolution and has not yet determined the amount, if any, of compensation to be received by our officers and directors above his or her regular compensation with respect to the services related to the implementation of the Plan of Dissolution.

The approval of the Plan of Dissolution by our shareholders also will constitute full and complete authority for our board of directors and officers, without further shareholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that our board of directors or such officers deem in the best interests of the Company and its shareholders: (i) to dissolve the Company in accordance with the WBCA and cause its withdrawal from all jurisdictions in which it and its subsidiaries are authorized to do business; (ii) to dispose of the remaining property and assets of the Company; (iii) to prosecute, defend, settle or otherwise resolve any claims or suits by or against the Company; (iv) to satisfy or make reasonable provision for the satisfaction of the Company’s obligations and liabilities in accordance with the WBCA; (v) subject to statutory limitations, to distribute all of the remaining funds of the Company and any unsold assets of the Company pari passu to the holders of our common stock; and (vi) to otherwise take any and all actions permitted or required by the WBCA and other applicable laws and regulations to wind up and liquidate the Company.

Professional Fees and Expenses

It is specifically contemplated that we will retain a law firm or law firms selected by our board of directors to provide legal advice and guidance in implementing the Plan of Dissolution, and we will pay all legal fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge of our obligations and liabilities, and the advancement and reimbursement of any legal fees and expenses payable by us pursuant to the indemnification we provide in our articles of incorporation and bylaws, the WBCA or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, as our board of directors determines in the best interests of the Company and its shareholders, engage and pay any brokerage, agency, professional and other reasonable fees and expenses of persons rendering services to us in connection with the disposition of our property and assets, the implementation of the Plan of Dissolution and the winding up and liquidation of the Company.

Indemnification

After the Effective Date, we will continue to indemnify our officers, directors, employees and agents in accordance with our articles of incorporation and bylaws and the WBCA for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs. Our board of directors is authorized to obtain and maintain insurance as may be advisable in the best interests of the Company and its shareholders to cover any of our obligations under the Plan of Dissolution, including directors’ and officers’ liability coverage and insurance coverage reasonably calculated to provide for satisfaction of reasonably estimated liability claims under the WBCA.

Liquidating Distributions

Provided that, in the opinion of our board of directors, reasonable provision has been made for the payment, satisfaction and discharge of all known, conditional, unmatured or contingent debts, obligations and liabilities of the Company (including liabilities and expenses incurred and anticipated to be incurred in connection with the prosecution, defense, settlement or other resolution of any claims or suits by or against the Company, the sale of property and assets and the complete liquidation of the Company), after the Effective Date, liquidating distributions are expected to be made from time to time to the holders of record of outstanding shares of our common stock at the close of business on the Effective Date pro rata in accordance with the respective number of shares then held of record. All determinations as to the time for and the amount and kind of liquidating distributions will be made in the exercise of the discretion of our board of directors and in accordance with any applicable provision of the WBCA.

If any liquidating distribution payable to a shareholder pursuant to the Plan of Dissolution cannot be made, whether because the shareholder cannot be located, has not surrendered its certificates evidencing the common stock as may be required pursuant to the Plan of Dissolution, is not competent to receive the distribution, or for any other reason, then the distribution to which such shareholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the Washington State Treasurer or the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become the property of the Company.

Amendment, Modification or Abandonment of Plan

If for any reason our board of directors determines that such action would be in the best interests of the Company and its shareholders, our board may, in its sole discretion and without requiring further shareholder approval, revoke the Plan of Dissolution and all actions contemplated thereunder, to the extent and in the manner permitted by the WBCA, (i) at any time prior to the Effective Date or (ii) at any time within 120 days after the Effective Date. Our board of directors may not amend or modify the Plan of Dissolution under circumstances that would require additional shareholder approval under the WBCA and/or the federal securities laws or Nasdaq requirements without complying with such requirements. The Plan of Dissolution would be void upon the effective date of any such revocation. By approving the Plan of Dissolution, shareholders will be granting our board of directors the authority to abandon the Plan of Dissolution without further shareholder action, if our board of directors determines that dissolution and liquidation are not in the best interests of the Company and its shareholders.

Cancellation of Stock and Stock Certificates

From and after the Effective Date, and subject to applicable law, our common stock will be deemed cancelled and each holder of common stock will cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with the Plan of Dissolution. As a condition to delivery of any distribution to our shareholders, our board of directors may require our shareholders to (i) surrender their certificates evidencing their shares of common stock to the Company or (ii) furnish the Company with evidence satisfactory to our board of directors of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to our board of directors. We will close our stock transfer books and discontinue recording transfers of shares of stock of the Company at the close of business on the Effective Date, and thereafter certificates representing shares of common stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

Liquidation Under Code Sections 331 and 336

It is intended that the Plan of Dissolution constitutes a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Code. The Plan of Dissolution will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the Treasury regulations promulgated thereunder, including the making of an election under Section 336(e) of the Code, if applicable.

Filing of Tax Returns, Forms and Other Reports and Statements

The Plan of Dissolution authorizes and directs the appropriate officers of the Company to prepare (or cause to be prepared), execute and file (or cause to be filed) in accordance with all applicable laws such returns, forms, reports and information statements, and any schedules or attachments to any of the foregoing, as may be necessary or appropriate or required under applicable law in connection with our dissolution and liquidation and the carrying out thereof.

Estimated Liquidating Distributions

MANY OF THE FACTORS INFLUENCING THE AMOUNT OF CASH DISTRIBUTED TO OUR SHAREHOLDERS AS A LIQUIDATING DISTRIBUTION CANNOT BE CURRENTLY QUANTIFIED WITH CERTAINTY AND ARE SUBJECT TO CHANGE. ACCORDINGLY, AT THE TIME YOU VOTE ON THE PROPOSAL TO APPROVE THE PLAN OF DISSOLUTION, YOU WILL NOT KNOW THE EXACT AMOUNT OF ANY LIQUIDATING DISTRIBUTIONS THAT YOU MAY RECEIVE. YOU MAY RECEIVE SUBSTANTIALLY LESS THAN THE AMOUNT WE CURRENTLY ESTIMATE, OR YOU MAY NOT RECEIVE ANY LIQUIDATING DISTRIBUTIONS.

As of December 31, 2008, we had approximately $4.9 million in net cash. In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using cash between December 31, 2008 and throughout the liquidation process for the following:

•	ongoing operating, overhead and administrative expenses;

•	purchasing a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to the Effective Date;

•	expenses incurred in connection with the dissolution and our liquidation; and

•	professional, legal, tax, accounting, and consulting fees.

This projected liquidating distribution analysis assumes that the Plan of Dissolution will be approved by our shareholders. If the Plan of Dissolution is not approved by our shareholders, no liquidating distributions will be made. We intend to sell our remaining non-cash assets, consisting primarily of our Home and Garden Business, for the best price available as soon as reasonably practicable after the Effective Date. As of December 31, 2008, our non-cash assets represented less than [  ] % of our total assets and less than [  ] % of our net cash. The non-cash assets that made up our Home and Garden Business as of December 31, 2008 consisted of approximately $ [      ] in inventory, the license and supply agreement with Plant Health Care and approximately $ [      ] of prepaid EPA and state product registrations. The amount of inventory is based on historical cost while the registrations are based on the registration fees actually paid. We have not historically assigned any value to the license and supply agreement because management believed there was no material value. As of December 31, 2008, our other non-cash assets consisted of approximately $ [      ] of prepaid insurance expenses.

We do not expect the net proceeds from the sale of our Home and Garden Business to represent a material portion of the total amount available for distribution to our shareholders. We cannot currently estimate the value of our Home and Garden Business because we cannot predict the value that potential acquirers may place on the license and supply agreement, the product registrations and our remaining inventory, whether and to what extent we may receive competing bids for these assets and the extent to which the sale of these assets in dissolution may adversely the purchase price of such assets. Accordingly, such amounts are not included in the calculation of liquidating distributions to our shareholders. Any amounts we receive upon the sale of the non-cash assets comprising our Home and Garden Business would increase the estimated liquidating distributions payable to our shareholders based on the assumptions set forth below. The amount of any contingency reserve established by our board of directors will be deducted before the determination of amounts available for distribution to shareholders. Based on the foregoing, we currently estimate that the amount ultimately distributed to our shareholders will be between approximately $1.28 and $1.45 per share of common stock, computed as described below. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. You may receive substantially less than the amount of liquidating distributions we currently estimate, or you may not receive any liquidating distributions.

Estimated Liquidating Distributions to Shareholders

	Low Range of Net Proceeds	High Range of Net Proceeds
Net Cash as of December 31, 2008 (a)	$4,930,000	$4,930,000
Total Estimated Cash Assets (b)	4,930,000	4,930,000
Operating Expenses (c)	855,000	621,000
Professional Fees (attorneys, accountants, tax and agent) (d)	431,000	315,000
Insurance (e)	116,000	79,000
Interest Income (f)	(50,000)	(63,000)
Total Operating Expenses, net	1,352,000	952,000
Reserve for Claimants (g)	100,000	50,000
Total Estimated Net Liabilities	1,452,000	1,002,000
Estimated Cash to Distribute to Shareholders (b)	$3,478,000	$3,928,000
Shares outstanding as of December 31, 2008	2,716,486	2,716,486
Estimated per share distribution (b)	$1.28	$1.45

Notes

(a)	Represents cash and cash equivalents of approximately $5.1 million as of December 31, 2008, less outstanding liabilities as of December 31, 2008 of approximately $ [ ] , including accounts payable and accrued expenses.

(b)	Does not include estimated value of non-cash assets for the reasons set forth in the paragraph immediately preceding this table.

(c)	Operating expenses consist primarily of (i) estimated salaries and related benefits for our three part-time employees for thirteen and ten months from December 31, 2008 in the low and high range of net proceeds, respectively, (ii) estimated directors’ compensation and reimbursement requests through the period ending three years after the Effective Date, assuming that we maintain eight board members and current director compensation levels, (iii) estimated monthly operating expenses consisting of office lease payments, telecommunications and Internet usage fees, common area maintenance expenses and business taxes of approximately $45,000 per month for thirteen months from December 31, 2008 and $42,000 per month for ten months from December 31, 2008 in the low and high range of net proceeds, respectively, (iv) estimated monthly operating expenses of approximately $4,000 and $2,500 per month in the low and high range of net proceeds, respectively, and (v) a $27,500 payment representing our annual fee owed to The Nasdaq Capital Market, which was paid in January 2009. The operating expenses are based on the assumption that the Effective Date occurs by the end of April 2009. Our office lease expires in May 2009 and the estimated operating expenses assume that we will continue to lease such offices on a month-to-month basis for thirteen and ten months from its expiration in the low and high range of net proceeds, respectively.

(d)	Estimated professional fees for both the low and high range of net proceeds include the attorney, accountant, tax and transfer, soliciting and paying agent fees and expenses to complete (i) the special meeting and the dissolution, (ii) the 2008 year-end audit and (iii) our annual report on 10-K for the year ended December 31, 2008. The low range of net proceeds also includes the attorney, accountant and agent fees and expenses to complete our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

(e)	We will purchase a director and officer liability insurance policy, as well as a “tail” insurance policy for six years subsequent to the Effective Date. The estimated premium for our director and office liability insurance policy is net of estimated refunds under such policy.

(f)	We have estimated interest income on our cash and cash equivalents at an annual rate of 1.25%.

(g)	Amount estimated to cover any potential claims made against us during the three-year period following the Effective Date. We are not currently aware of any potential claims, other than the pending litigation for which we have already reserved $25,000 to cover the deductible amount on the insurance covering such litigation. The amount of any contingency reserve ultimately established by our board of directors will be deducted before the determination of amounts available for distribution to shareholders. See “— Contingency Reserve.”

The estimated range of approximately $1. 28 to $1. 4 5 per share is our best current estimate of the amount of cash that will be available for distribution to shareholders following the prosecution, defense, settlement or other resolution of claims and suits and satisfaction of liabilities, including payment of final closeout and dissolution expenses and the establishment of adequate reserves and other means reasonably calculated to provide for satisfaction of current, contingent or conditional liabilities. We will continue to defend suits and incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities expenses, legal, accounting and consulting fees and miscellaneous office expenses) following approval of the Plan of Dissolution and during the three years following the Effective Date. Satisfaction of these liabilities and expenses will reduce the amount of assets available for ultimate distribution to shareholders. While we cannot predict the actual amount of our liabilities and expenses, we believe that available cash and any amounts received from the sale of our remaining non-cash assets will be adequate to provide for satisfaction of our liabilities and expenses and that we will make one or more cash distributions to shareholders.

We presently expect to make an initial distribution to shareholders of up to $1.00 per share within 45 days after the Effective Date. We do not intend to make any further distributions until after we sell our non-cash assets, consisting primarily of our Home and Garden Business, settle claims with our known creditors and establish reserves or otherwise make reasonable provision for the prosecution, defense, settlement or other resolution of claims and suits and the satisfaction of liabilities, which activities we do not expect to complete until at least six months after the Effective Date. However, we are not able to predict the precise nature, amount or timing of any liquidating distributions, due primarily to our inability to predict the amount of our remaining liabilities , the amount that we will expend during the course of the liquidation , the timing of any sales of our non-cash assets, the net proceeds from such sales, and the net value of our remaining non-cash assets. To the extent that the amount of our liabilities or the amounts that we expend during the liquidation are greater than we anticipate, our shareholders may receive substantially less than we presently anticipate, or may not receive any distributions. Our board has not established a firm timetable for final distributions to our shareholders. Subject to contingencies inherent in winding up our business and affairs, our board of directors intends to authorize any distributions as promptly as reasonably practicable in the best interests of the Company and its shareholders. Our board of directors, in its discretion, will determine the nature, amount and timing of all distributions. See “Risk Factors — Risks Related to the Plan of Dissolution.”

Conduct of the Company Following Dissolution

If the Plan of Dissolution is approved by the requisite vote of our shareholders, we intend to file articles of dissolution with the Secretary of State as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Revenue. We intend to make a public announcement in advance of the anticipated Effective Date. After the Effective Date, our corporate existence will continue but we may not carry on any business except that appropriate to wind up and liquidate our business and affairs, including collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among our shareholders.

Sale of Remaining Assets

The Plan of Dissolution gives our board of directors the authority to dispose of all of our remaining property and assets. Shareholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms as our board of directors, in its discretion in the best interests of the Company and its shareholders and without further shareholder approval, may determine. We intend to sell our remaining non-cash assets, consisting primarily of our Home and Garden Business, on such terms as are approved by our board of directors in the best interests of the Company and its shareholders. We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time. We currently expect to seek competitive bids on the assets as soon as reasonably practicable after the Effective Date. The goal of the competitive bidding process will be to enable our board of directors to obtain the best price possible for the assets and thereby maximize shareholder value. We do not expect to solicit any further shareholder votes with respect to the approval of the specific terms of any particular sale of assets approved by our board of directors. See “— Interests of Management in the Dissolution of the Company” for information regarding the interest expressed by one of our directors in the potential acquisition of our Home and Garden Business.

The prices at which we will be able to sell our remaining non-cash assets will depend largely on factors beyond our control, including the supply and demand for such assets, changes in interest rates, the condition of financial markets, the availability of financing to prospective purchasers of the assets and regulatory approvals. The net price that we receive for our remaining non-cash assets will be reduced to the extent that we employ brokers to assist in the sale of such assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Upon the sale of any of our assets in connection with our liquidation, we will generally recognize gain or loss in an amount equal to the difference between (i) the fair market value of the consideration received for each asset sold and (ii) our adjusted tax basis in the asset sold. See “— Certain Material U.S. Federal Income Tax Consequences” below.

Contingency Reserve

Under the WBCA, we generally are required, in connection with our dissolution, to pay or make reasonable provision for the prosecution, defense, settlement or other resolution of claims and suits and the satisfaction of liabilities. Following the Effective Date, we will pay all expenses and other known liabilities and establish a contingency reserve, consisting of cash or other assets that are adequate for the satisfaction of all current, contingent or conditional liabilities. As of December 31, 2008, our known current, contingent and conditional liabilities consisted of approximately $ [       ] of accounts payable, approximately $ [       ] of accrued liabilities related to legal fees and warranty claims and a $ [       ] deductible amount on insurance covering pending litigation, which amount is currently reserved to cover the potential exposure. We also may seek to acquire insurance coverage and take other steps our board determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. We are currently unable to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps we may undertake to make provision for the satisfaction of liabilities, but any such amount will be deducted before the determination of amounts available for distribution to shareholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of our board of directors, derived from consultations with management and outside experts, if our board of directors determines that it is advisable to retain such experts, and a review of our estimated contingent liabilities and our estimated ongoing expenses, including anticipated salary and benefits payments, estimated investment banking, legal and accounting fees, rent, payroll and other taxes, miscellaneous office expenses, facilities costs and expenses accrued in our financial statements. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. Our established contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against one or more of our shareholders for the total amount distributed by us to that shareholder or shareholders pursuant to the Plan of Dissolution. From time to time, we may distribute to our shareholders on a pro rata basis any portions of the contingency reserve that our board of directors deems no longer to be required.

Potential Liability of Shareholders

Under the WBCA, if the amount of the contingency reserve and other measures reasonably calculated to provide for satisfaction of liabilities are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities, each shareholder could be held liable for amounts due creditors up to the amounts distributed to such shareholder under the Plan of Dissolution.

The potential for shareholder liability regarding a distribution continues for three years after the Effective Date. Under the WBCA, our dissolution does not remove or impair any remedy available against the Company, its directors, officers or shareholders for any right or claim existing, or any liability incurred, prior to such dissolution or arising thereafter, unless the action or other proceeding thereon is not commenced within three years after the Effective Date.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve, a creditor could seek an injunction against us to prevent us from making distributions to shareholders under the Plan of Dissolution. Any such action could delay and substantially diminish liquidating distributions to our shareholders.

Reporting Requirements

Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the Plan of Dissolution is approved by our shareholders, in order to curtail expenses, we intend, after the Effective Date, to seek relief from the SEC from the reporting requirements under the Exchange Act. We anticipate, however, that even if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require. However, the SEC may not grant any such relief.

Closing of Transfer Books

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the Effective Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Effective Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Effective Date. The Effective Date will be determined following the receipt of a revenue clearance certificate from the Department of Revenue and will be announced as soon as reasonably practicable after that time. See “— Cessation of Trading of Common Stock” below.

Any liquidating distributions made by us after the Effective Date will be made to shareholders according to their holdings of common stock as of the close of business on the Effective Date. Subsequent to the Effective Date, we may at our election require shareholders to surrender certificates representing their shares of our common stock in order to receive subsequent distributions. If surrender of stock certificates should be required following the dissolution, we will send you written instructions regarding such surrender. Shareholders should not forward their stock certificates before receiving instructions to do so. Any distributions otherwise payable by us to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such shareholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a shareholder’s certificate(s) evidencing his, her or its common stock has been lost, stolen, or destroyed, the shareholder may be required to furnish us with satisfactory evidence of the loss, theft, or destruction, together with a surety bond or other security or indemnity, as a condition to the receipt of any distribution.

Cessation of Trading of Common Stock

We anticipate that we will request that our common stock be delisted from The Nasdaq Capital Market at the close of business on the Effective Date. As noted above, we also currently intend to close our stock transfer books at the close of business on the Effective Date and to cease recording transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares of our common stock will cease after the Effective Date.

Absence of Dissenters’ Rights

Holders of our shares of common stock are not entitled to assert dissenters’ rights with respect to the transactions contemplated by the Plan of Dissolution under Chapter 23B.13 of the WBCA.

Regulatory Approvals

We are not aware of any United States federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Plan of Dissolution, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the WBCA. Additionally, our dissolution requires that we obtain a revenue clearance certificate from the Department of Revenue certifying that every license fee, tax increase or penalty of the Company has been paid or provided for. In order to obtain the revenue clearance certificate, we must file an application with the Department of Revenue. If shareholders approve the Plan of Dissolution, we intend to file such application as soon as reasonably practicable after the special meeting. Once we receive the revenue clearance certificate, we must file articles of dissolution with the Secretary of State. We intend to file our articles of dissolution with the Secretary of State as soon as reasonably practicable after our receipt of the revenue clearance certificate from the Department of Revenue. The dissolution will be effective on the date on which we file the articles of dissolution or a later date specified in the articles of dissolution.

Interests of Management in the Dissolution of the Company

Our directors currently hold options to purchase an aggregate of 9 3,328 shares of our common stock. Pursuant to the terms of the plans under which the options were granted, the options will automatically terminate immediately prior to the Effective Date. However, the directors may exercise any vested options prior to their termination, and options granted under our 1995 Combined Incentive and Nonqualified Stock Option Plan may be exercised whether or not all vesting requirements have been satisfied. Because the exercise prices of the options held by our directors are greater than the estimated per share liquidating distribution payable under the Plan of Dissolution, we do not expect any options held by our directors will be exercised prior to their termination. See “Security Ownership of Certain Beneficial Owners and Management” for information on the number of shares and options held by our directors. Nathaniel T. Brown, our sole executive officer, does not own any shares of our common stock or options.

Following dissolution, we will continue to indemnify our officers, directors, employees and agents in accordance with our articles of incorporation and bylaws for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs, and we will continue to compensate our officers, directors and employees in connection with their services provided in connection with the implementation of the Plan of Dissolution. See “— Principal Provisions of the Plan of Dissolution — Authority of Officers and Directors” for information on the compensation payable to our officers and directors in connection with their services provided in connection with the implementation of the Plan of Dissolution. As part of our dissolution process, we will purchase a director and officer liability insurance policy as well as a “tail” insurance policy for periods subsequent to the Effective Date. See “— Principal Provisions of the Plan of Dissolution” above.

Dr. Rhett Atkins, one of our directors and our former c hief e xecutive o fficer and p resident, has expressed interest in the potential acquisition of our Home and Garden Business after the Effective Date, although he has not submitted an offer regarding the potential acquisition. Our board of directors will review any offer for our Home and Garden Business made by Dr. Atkins and compare it against all other third-party offers. Any transaction between the Company and Dr. Atkins would be negotiated on an arms-length basis and would be subject to the approval of the requisite vote of our disinterested directors.

Certain Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the material U.S. federal income tax consequences of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution to the Company and its shareholders. The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, persons that are partnerships or other pass-through entities, non-U.S. individuals and entities, or persons who acquired their shares of our common stock through stock options or other compensatory arrangements. This discussion does not address the U.S. federal income tax considerations applicable to holders of options to purchase our common stock. Furthermore, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences of our dissolution and liquidation pursuant to the Plan of Dissolution.

The following discussion is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. The discussion assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion has no binding effect on the IRS or the courts. Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. We can give no assurance that the U.S. federal income tax treatment described herein will remain unchanged at the time of our liquidating distributions. No ruling has been requested from the IRS with respect to any tax consequences of the Plan of Dissolution, and we will not seek any such ruling or an opinion of counsel with respect to any such tax consequences.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE PLAN OF DISSOLUTION AND IS NOT TAX ADVICE. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH OUR DISSOLUTION AND LIQUIDATION PURSUANT TO THE PLAN OF DISSOLUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Material U.S. Federal Income Tax Consequences to the Company

After the approval of the Plan of Dissolution and until our liquidation is completed, we will continue to be subject to U.S. federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the consideration received for each asset sold and (ii) our adjusted tax basis in the asset sold. We should not recognize any gain or loss upon the distribution of cash to our shareholders in liquidation of their shares of our common stock. We currently do not anticipate making distributions of property other than cash to shareholders in our liquidation. In the event we were to make a liquidating distribution of property other than cash to our shareholders, we may recognize gain upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution. We currently do not anticipate that our dissolution and liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences to Shareholders

In general, for U.S. federal income tax purposes, we intend that amounts received by our shareholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of our common stock. As a result of our dissolution and liquidation, shareholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them and (ii) their tax basis for their shares of our common stock. In general, a shareholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder, and the value of each liquidating distribution will be applied against and reduce a shareholder’s tax basis in his or her shares of stock. In general, gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of all liquidating distributions received by a shareholder with respect to a share exceeds his or her tax basis for that share. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder generally will be capital gain or loss and will be long term capital gain or loss if the stock has been held for more than one year. The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to our shareholders, a shareholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the shareholder at the time of distribution. Gain or loss realized upon the shareholder’s future sale of that property generally would be measured by the difference between the proceeds received by the shareholder in the sale and the tax basis of the property sold.

In the event that our liabilities are not fully covered by the assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means (See “— Contingency Reserve” above), payments made by a shareholder in satisfaction of those liabilities generally would produce a capital loss for such shareholder in the year the liabilities are paid. The deductibility of any such capital loss would generally be subject to certain limitations under the Code.

Reporting of Liquidating Distributions and Back-Up Withholding

After the close of each taxable year, we will provide shareholders and the IRS with a statement of the amount of cash distributed to our shareholders in our liquidation and our best estimate as to the value of any property distributed to them during the relevant taxable year. In the unlikely event we make a liquidating distribution of property other than cash to our shareholders, no assurance can be given that the IRS will not challenge our valuation of the distributed property. Any shareholder owning at least five percent (by vote or value) of our total outstanding stock may be subject to special rules regarding information to be provided with the shareholder’s U.S. federal income tax returns. Shareholders should consult their own tax advisors as to the specific tax consequences to them in connection with our dissolution and liquidation pursuant to the Plan of Dissolution, including tax return reporting requirements. Liquidating distributions made to our shareholders pursuant to the Plan of Dissolution may be subject to back-up withholding (currently at a rate of 28%) requirements. Back-up withholding generally will not apply to payments made to exempt recipients, including corporations or financial institutions, or individuals who furnish their correct taxpayer identification number or a certificate of foreign status and other required information. Back-up withholding is not an additional tax. Rather, amounts withheld generally may be used as a credit against a shareholder’s U.S. federal income tax liability or the shareholder may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

Accounting Treatment

If our shareholders approve the Plan of Dissolution, we will change our basis of accounting from the going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business , to the liquidation basis. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated expenses associated with carrying out the Plan of Dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets, estimated settlement amounts of liabilities, and expenses associated with carrying out the Plan of Dissolution based upon management assumptions.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. Ultimate values of assets and settlement amounts for liabilities are expected to differ from estimates recorded in interim statements.

Required Vote

All holders of our common stock as of the record date are entitled to vote on Proposal 1. The affirmative vote of at least two-thirds of the outstanding shares of our common stock is required for approval of the proposed Plan of Dissolution. Abstentions from voting and broker non-votes will have the same effect as votes against Proposal 1. It is intended that shares represented by the enclosed form of proxy will be voted in favor of Proposal 1 unless otherwise specified in such proxy.

Members of our board of directors who beneficially owned as of February 2, 2009 an aggregate of approximately 11% of the outstanding shares of our common stock have indicated that they will vote in favor of Proposal 1. Affiliates of Stephens beneficially owned approximately 19.8% of the outstanding shares of our common stock as of February 2, 2009. SF Holding Corp. and Stephens — EBC, LLC collectively beneficially own approximately 16.6% of our outstanding common stock, which shares are the subject of a voting trust under which the trustee is required to vote the shares for or against proposals submitted to our shareholders in the same proportion as the votes cast for or against such proposals by all other shareholders, except abstentions. The chief executive officer and president of Stephens is the co-chairman of SF Holding Corp. , the sole managing member of Stephens EBC, LLC. The other affiliate s of Stephens, who beneficially own approximately 3.2% of our outstanding common stock, have not indicated to us whether they intend to vote their shares in favor of the Plan of Dissolution. Stephens does not have voting or investment power over any of the shares held by its affiliates. See “Proposal 1: Approval of Plan of Dissolution — Background and Reasons for the Proposed Dissolution and Liquidation — Background.”

Recommendation of our Board of Directors

Our board of directors has determined that the voluntary dissolution and liquidation of the Company pursuant to the Plan of Dissolution is advisable and in the best interests of the Company and its shareholders. Our board of directors has approved the Plan of Dissolution and unanimously recommends that shareholders vote “FOR” the Plan of Dissolution.

SELECTED FINANCIAL DATA

Set forth below is selected financial data for the Company for the periods indicated. The statements of operations data for the years ended December 31, 200 8 , 200 7 and 200 6 and the balance sheet data as of December 31, 200 8 and 200 7 have been derived from our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 200 8 , which is being delivered with and incorporated by reference into this proxy statement. The statements of operations data for the years ended December 31, 200 5 and 200 4 and the balance sheet data as of December 31, 200 6 , 200 5 and 200 4 has been derived from our audited annual financial statements, which are not being delivered with or incorporated by reference into this proxy statement. When you read this selected financial data, it is important that you also read our historical consolidated financial statements and related notes included in our annual report on Form 10-K for the year ended December 31, 200 8 , as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in that report . Historical results are not necessarily indicative of future results. Unless otherwise indicated, we have retroactively adjusted all common stock-related amounts in this report to reflect our one-for-three reverse stock splits effective on each of February 22, 2008 and April 18, 2006.

On December 4, 2008, our board of directors voted to adopt the Plan of Dissolution, subject to shareholder approval. The information presented below and delivered with and incorporated by reference into this proxy statement does not include any adjustments necessary to reflect the possible future effects on recoverability of the assets or settlement of liabilities that may result from adoption of the Plan of Dissolution or our potential to complete such a plan in an orderly manner.

On February 28, 2007, we completed the sale of our proprietary harpin protein technology and substantially all of the assets related to our worldwide agricultural and horticultural markets to Plant Health Care pursuant to an asset purchase agreement dated as of December 1, 2006. Under the terms of the sale, Plant Health Care purchased substantially all of our assets and other rights relating to the creation of plant health technology incorporating harpin proteins and the manufacture of biopesticide, plant health and nutrient products utilizing harpin protein technology. We retained our cash, accounts receivable and assets relating to our Home and Garden Business, consisting primarily of our inventory of harpin protein-based products designated for the Home and Garden Market. Accordingly, our results of operations for 2007 are not comparable to prior periods.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Statements of Operations Data:
Revenues:
Product sales, net of sales allowances	$[__]	$351	$3,790	$3,764	$1,040
Operating expenses:
Cost of goods sold	[__]	178	2,195	2,480	2,023
Research and development	[__]	137	1,318	3,221	3,505
Selling, general and administrative	[__]	1,468	4,763	5,391	4,418
Loss on impairment of equipment and leasehold improvements	[__]	—	4,902	1,650	—
Loss on write-down of inventory	[__]	—	452	—	—
Lease termination loss	[__]	—	—	2,261	—
(Gain) loss on sale of property and equipment	[__]	—	(44)	(86)	—
Loss on facility subleases	[__]	—	—	—	202
Total operating expenses	[__]	1,783	13,586	14,917	10,148
Loss from operations	[__]	(1,432)	(9,796)	(11,153)	(9,108)
Other income (expense):
Gain on sale of investment	[__]	—	100	—	—
Gain on sale of Harpin Protein Technology	[__]	114	—	—	—
Interest income	[__]	317	251	295	224
Interest expense	[__]	—	—	—	(2)
Total other income	[__]	431	351	295	222
Cumulative effect of adoption of SFAS No. 143	[__]	—	—	—	—
Net loss	$[__]	$ (1,001)	$(9,445)	$(10,858)	$(8,886)
Basic and diluted net loss per share	$[__]	$(0.37)	$(3.48)	$(4.01)	$(3.28)
Weighted average shares outstanding used in computation of basic and diluted net loss per share	[__]	2,717	2,715	2,710	2,708

	December 31,
	2008		2007	2006	2005	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$	[__]	$5,668	$4,185	$6,826	$11,860
Working capital		[__]	5,516	6,138	7,842	13,970
Total assets		[__]	5,898	7,973	17,497	31,336
Accumulated deficit		[__]	(127,254)	(126,253)	(116,808)	(105,950)
Total shareholders’ equity		[__]	5,635	6,709	15,757	26,609

PROPOSAL 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

General

We are soliciting proxies to grant authority to the proxy holders to adjourn the special meeting to another date, time or place if necessary in their judgment, for the purpose of soliciting additional proxies to vote in favor of Proposal 1. Any adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, if the votes cast in favor of the adjournment proposal by the holders of shares of our common stock entitled to vote on the proposal exceed the votes cast against the proposal at the special meeting. If the meeting is adjourned to another time, date or place, notice is not required to be provided to the shareholders of the adjourned meeting and a new record date is not required if the date, time and place of the new meeting are announced at the meeting at which the adjournment is taken and the adjournment is for no more than 120 days after the date of the original meeting. If we adjourn the special meeting to a later date, we will conduct the same business at the later meeting and, unless the law requires us to set a new record date, only the shareholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

Recommendation of our Board of Directors

Our board of directors unanimously recommends that shareholders vote “FOR” approval of Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth, as of February 2, 2009 , certain information with respect to the beneficial ownership of our common stock by (i) each shareholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each director of the Company, (iii) our current chief executive officer and other executive officers that were included in the summary compensation table found in our proxy statement for our 2008 annual meeting of shareholders, and (iv) all directors and executive officers of the Company as a group. The following table reflects the one-for-three reverse stock split effective on February 22, 2008.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises sole or shared voting or investment power. Shares of our common stock subject to options currently exercisable or exercisable within 60 days after February 2, 2009 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of our common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address Of Beneficial Owner (1)	Shares Beneficially Owned		Percent of Class (2)
Directors and Executive Officers:
William T. Weyerhaeuser	143,129	(3)	5.3%
Nathaniel T. Brown	0		—
Agatha L. Maza	73,050	(4)	2.7%
Jon E. M. Jacoby	60,042	(5)	2.2%
Albert A. James	67,965	(6)	2.5%
Rhett R. Atkins	56,288	(7)	2.0%
Richard N. Pahre	4,554	(8)	*
Gilberto H. Gonzalez	4,054	(9)	*
Roger Ivesdal	3,333	(10)	*
Bradley S. Powell	22	(11)	*
All directors and executive officers as a group (10 persons)	412,437	(12)	14.7%

Other 5% Shareholders:
SF Holding Corp. (formerly Stephens Group, Inc.) 111 Center Street — Suite 2500 Little Rock, Arkansas 72201	451,037	(13)	16. 6%
Yorktown Avenue Capital, LLC 415 South Boston, 9th Floor Tulsa, Oklahoma 74103	352,967	(14)	13.0%

*	Less than one percent.

(1)	The business address of the directors and executive officers is c/o Eden Bioscience Corporation, 14522 NE North Woodinville Way, Suite 202B, Woodinville, WA 98072.

(2)	Based on 2,716,486 shares of common stock outstanding as of February 2, 2009.

(3)	Represents 28,833 shares owned directly by Dr. Weyerhaeuser; 106,519 shares held by the WBW Trust Number One, of which Dr. Weyerhaeuser is trustee; 1,111 shares owned by Dr. Weyerhaeuser’s wife; and 6,666 shares subject to options exercisable within 60 days after February 2, 2009. Dr. Weyerhaeuser disclaims beneficial ownership of shares held by his wife and two sons, except to the extent of his pecuniary interest in such shares.

(4)	Represents 34,466 shares owned directly by Ms. Maza; 16,799 shares held by Prudential Securities as custodian for the Agatha L. Maza IRA; 111 shares owned by Ms. Maza’s spouse; 15,008 shares held by the Maza Family LLC, of which Ms. Maza is a co-manager; and 6,666 shares subject to options that are exercisable within 60 days after February 2, 2009. Ms. Maza disclaims beneficial ownership of shares held by the Maza Family LLC, except to the extent of her pecuniary interest in such shares.

(5)	Includes 5,000 shares owned directly by Mr. Jacoby; 23,710 shares owned by Jacoby Enterprises, Inc., of which Mr. Jacoby is president; 20,889 shares held by Stephens — EBC, LLC for the benefit of Jacoby Enterprises, Inc. and that are subject to the voting trust described in footnote 13; 3,333 shares held by Stephens — EBC, LLC for the benefit of J & J Partners, of which Mr. Jacoby is a partner, and that are subject to the voting trust described in footnote 13; and 6,666 shares subject to options that are exercisable within 60 days after February 2, 2009. Also includes the following shares as to which Mr. Jacoby disclaims beneficial ownership: 222 shares owned by Grandchild’s Trust One and 222 shares owned by Grandchild’s Trust Three, as to which Mr. Jacoby, as co-trustee, has shared power of disposition and shared power to vote. Does not include shares beneficially owned by SF Holding Corp. (formerly Stephens Group, Inc.), of which Mr. Jacoby was an executive officer until his retirement on October 1, 2003 and of which he was a director until November 2006.

(6)	Represents 12,839 shares held by the Albert A. James Family Partnership, of which Mr. James is a co-general partner; 48,460 shares held by the Albert A. James Living Trust, of which Mr. James is trustee; and 6,666 shares subject to options that are exercisable within 60 days after February 2, 2009.

(7)	Represents 733 shares owned directly by Dr. Atkins and 55,555 shares subject to options exercisable within 60 days after February 2, 2009.

(8)	Represents 666 shares owned directly by Mr. Pahre and 3,888 shares subject to options exercisable within 60 days after February 2, 2009.

(9)	Represents 166 shares owned directly by Mr. Gonzalez and 3,888 shares subject to options exercisable within 60 days after February 2, 2009.

(10)	Represents 3,333 shares subject to options exercisable within 60 days after February 2, 2009.

(11)	Represents shares held in a trust for the benefit of Mr. Powell’s minor sons, of which Mr. Powell’s father serves as trustee. Mr. Powell disclaims beneficial ownership of all such shares held in trust, except to the extent of his pecuniary interest in such shares. Mr. Powell served as our president, chief financial officer and secretary until his resignation in September 2008.

(12)	Includes 93,328 shares subject to options that are exercisable within 60 days after February 2, 2009.

(13)	Represents 451,037 shares beneficially owned by Stephens — EBC, LLC, of which SF Holding Corp. (formerly Stephens Group, Inc.) is the sole managing member. Stephens Inc. does not have voting or investment power over any of the shares reported in this table. Jon E. M. Jacoby, a director of the Company, was an executive vice president of SF Holding Corp. until October 1, 2003 and a director of SF Holding Corp. until November 2006. Stephens — EBC, LLC has contributed all of its shares to a voting trust pursuant to which the trustee of the trust, Steve Patterson, 349 Colony Drive, Naples, Florida 34108 , an individual not affiliated with SF Holding Corp. , has sole voting power. The trustee is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as the votes cast “for” or “against” such proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in 2010 or earlier upon the occurrence of certain events set forth in the voting trust agreement, including Stephens Inc. ceasing to be a market maker of our common stock.

(14)	Information provided is based solely on a Schedule 13D/A filed on August 14, 2007 (the “Schedule 13D/A”) by Yorktown Avenue Capital, LLC (“Yorktown”), Boston Avenue Capital, LLC (“Boston”), Value Fund Advisors, LLC (“Value Fund”) and Charles M. Gillman (“Gillman”). According to the Schedule 13D/A, (a) the amount shown above includes 262,090 held by Yorktown and 90,877 held by Boston, (b) Boston and Yorktown are Oklahoma limited liability companies whose principal business is business investment, (c) Value Fund is an Oklahoma limited liability company whose principal business is investment management, and (d) Gillman is a U.S. citizen in the business of managing various investment entities. Value Fund, as general manager of Boston and Yorktown, and Gillman, as manager of Value Fund, may also be deemed to beneficially own the 352,967 shares of our common stock held by Boston and Yorktown.

Market for Common Stock

Our common stock trades on The Nasdaq Capital Market under the symbol “EDEN.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as quoted on The Nasdaq Capital Market for each full quarterly period. The sales prices set forth below have been retroactively adjusted to reflect the one-for-three reverse stock split effective on February 22, 2008. The closing sales price of our common stock on The Nasdaq Capital Market was $0.79 on December 4, 2008, the day prior to the announcement that our board approved the Plan of Dissolution. The closing sales price of our common stock on The Nasdaq Capital Market was $[    ] on _______ [  ], 2009.

Fiscal Year Ended December 31,

	2009		2008		2007
	High	Low	High	Low	High	Low
First Quarter (1)	$1.50	$1.02	$2.00	$0.50	$3.45	$1.50
Second Quarter	—	—	2.74	1.13	4.05	2.43
Third Quarter	—	—	2.00	0.60	3.90	2.25
Fourth Quarter (2)	—	—	1.77	0.40	4.35	1.65

(1)	For the first quarter of 2009, reflects high and low sales prices through February 13 , 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also find the materials we file with the SEC on the “About Us — Investor Information” section of our website at http://www.edenbio.com. Information on our website is not incorporated by reference into, or made a part of, this proxy statement.

HOUSEHOLDING

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of this proxy statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing expenses. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement was delivered can also request prompt delivery of a separate copy of the proxy statement by contacting us at Eden Bioscience Corporation, Attn: Secretary, 14522 NE North Woodinville Way, Suite 202B, Woodinville, WA 98072, (425) 806-7300.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have additional questions about the special meeting, you should contact:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Telephone: (888) 845-4020

or

Nathaniel T. Brown, Secretary
Eden Bioscience Corporation
14522 NE North Woodinville Way, Suite 202B
Woodinville, WA 98072
Telephone: (425) 806-7300

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Submission of Shareholder Proposals for Inclusion in the Proxy Statement for 2009 Annual Meeting

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in our proxy statement and form of proxy for a particular annual meeting of shareholders. If we hold an annual meeting in 2009, shareholders that intend to present a proposal at our 2009 annual meeting of shareholders were required to give notice of the proposal to the Company no later than December 23, 2008 to be considered for inclusion in the proxy statement and form of proxy relating to the 2009 annual meeting of shareholders.

Advance Notice Procedures for Director Nominations and Other Business

Shareholders who intend to nominate persons for election to our board of directors or to present a proposal at the 2009 annual meeting of shareholders, if held, without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our bylaws. Notice of nominations or other business proposed to be considered by shareholders, complying with Sections 2.6 or 3.3, as applicable, of our bylaws, must be delivered to the Corporate Secretary no earlier than February 21, 2009 and no later than March 23, 2009. Notices should be sent to: Corporate Secretary, Eden Bioscience Corporation, 14522 NE North Woodinville Way, Suite 202B, Woodinville, Washington 98072.

For proposals that are not timely filed, we retain discretion to vote proxies we receive. For such proposals that are timely filed, we retain discretion to vote proxies we receive provided that (i) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a proxy statement.

OTHER BUSINESS

We know of no other business to be presented at the special meeting, and no other matters properly may be presented for a vote at the special meeting. If any other business properly were to come before the special meeting, it is intended that the shares represented by proxies would be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and delivered to you with this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the year ended December 31, 200 8 (File No. 001-33510), as filed with the SEC on [_______] , 200 9.

Our annual report on Form 10-K contain s important information about us and our financial condition that is not set forth in this proxy statement. A c op y of our annual report on Form 10-K for the year ended December 31, 200 8 is being delivered with this proxy statement. In addition, this report has been filed with the SEC and may be accessed from the SEC’s website at http://www.sec.gov.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Nathaniel T. Brown
Chief Executive Officer,
Chief Financial Officer and Secretary

_______ [  ], 2009
Woodinville, WA

Annex A

PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION
OF
EDEN BIOSCIENCE CORPORATION

WHEREAS, the Board of Directors and the shareholders of Eden Bioscience Corporation, a Washington corporation (the “Company”), wish to accomplish the complete dissolution and liquidation of the Company in accordance with Chapter 23B.14 and other applicable provisions of the Washington Business Corporation Act (the “WBCA”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Approval and Adoption of the Plan. This Plan of Complete Dissolution and Liquidation (the “Plan”) shall become effective when all of the following steps have been completed:

a)	Resolutions of the Company’s Board of Directors. The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:

i)	Complete Dissolution and Liquidation. The Board shall determine that it is advisable and in the best interests of the Company and its shareholders for the Company to be dissolved and liquidated completely;

ii)	Adoption of the Plan. The Board shall approve the Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company;

iii)	Recommend the Plan to Shareholders. The Board shall recommend the Plan for approval by the shareholders of the Company; and

iv)	Disposition of Assets. The Board shall, as part of the Plan, approve the sale, exchange or other disposition of all of the Company’s remaining property and assets, on such terms and conditions and in such manner as it deems necessary, appropriate or advisable in the best interests of the Company and its shareholders in order to facilitate liquidation and distributions to the Company’s creditors and shareholders, as appropriate.

b)	Approval of the Plan by the Company’s Shareholders. The holders of at least two-thirds of the outstanding shares of the Company’s common stock, par value $0.0025 per share (the “Common Stock”), entitled to vote thereon shall have approved the Plan at a special meeting of the shareholders of the Company called for such purpose by the Board. The approval of the Plan by the requisite vote of the holders of the Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further shareholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the WBCA, including without limitation, the authority to sell, exchange or otherwise dispose of in liquidation all of the property and assets of the Company following the Effective Date (as defined in Section 2(a) below), whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

2.	Dissolution and Liquidation Period. After approval and adoption of the Plan in accordance with Section 1, the steps set forth below shall be completed at such times as the Board, in its discretion, deems necessary, appropriate or advisable in the best interests of the Company and its shareholders. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable in the best interests of the Company and its shareholders to maximize the value of the Company’s assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

a)	The filing of Articles of Dissolution of the Company (the “Articles of Dissolution”) pursuant to RCW 23B.14.030 (the date on which the Articles of Dissolution are filed are referred to herein as the “Effective Date”), and the completion of all actions that may be necessary, appropriate or advisable in the best interests of the Company and its shareholders to wind up and liquidate its business and affairs;

b)	The publication of notice, in accordance with the terms of RCW 23B.14.030, of the Company’s dissolution in a newspaper of general circulation in King County, Washington, within 30 days after the Effective Date, which notice must be published once a week for three consecutive weeks;

c)	The mailing of written notice, in accordance with the terms of RCW 23B.14.060, of the Company’s dissolution to the holders of known claims (as defined in RCW 23B.14.060(3)) at any time after the publication of notice as set forth in subparagraph (b) above;

d)	The cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as appropriate for the sale or other disposition of its property and assets and for the proper winding up and liquidation of the Company in accordance with the Plan and pursuant to the WBCA;

e)	The collection and disposal of the Company’s properties and assets that will be applied toward satisfaction or making reasonable provision for satisfaction of the Company’s liabilities or will otherwise not be distributed in kind to its shareholders, in all cases subject to applicable liens and security interests and applicable contractual restrictions on dispositions, pursuant to RCW 23B.14.050;

f)	The negotiation and consummation of sales or other dispositions of all of the assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company, insofar as the Board deems such sales or dispositions to be necessary, appropriate or advisable in the best interests of the Company and its shareholders;

g)	As determined by the Board, the prosecution, defense, settlement or other resolution of any and all claims or suits, whether civil, criminal or administrative, by or against the Company and the satisfaction of or the making of reasonable provision for the satisfaction of any and all liabilities of the Company, whether arising in tort or by contract, statute, or otherwise, and whether matured or unmatured, contingent, or conditional, by means of insurance coverage, provision of security therefor, contractual assumptions thereof by a solvent person or any other means that the Board determines is reasonably calculated to provide for satisfaction of the reasonably estimated amount of such liabilities. Upon making such determination, the Board shall, for purposes of determining whether a subsequent distribution to shareholders is prohibited under RCW 23B.06.400(2), be entitled to treat such liabilities as fully satisfied by the assets used or committed in order to make such provision. For purposes of determining whether a distribution to shareholders is prohibited, the Board also shall be entitled to disregard, and make no provision for the satisfaction of, any liabilities that are barred in accordance with RCW 23B.14.060(2), or that may exceed any provision for their satisfaction ordered by a court pursuant to RCW 23B.14.065, or that the Board does not consider, based on the facts known to it, reasonably likely to arise prior to expiration of the survival period specified in RCW 23B.14.340. Such liabilities shall be satisfied, or the Board shall make reasonable provision for satisfying such liabilities, in accordance with their priorities as established by law, and on a pro rata basis within each class of liabilities. Notwithstanding any provision in the Plan to the contrary, if the Board deems it necessary, appropriate or advisable in the best interests of the Company and its shareholders, the Board may (i) petition to have the dissolution continued under court supervision in accordance with RCW 23B.14.300 or, to the extent the conditions of RCW 23B.14.050(4) may be applicable, dedicate the Company’s property and assets to the repayment of its creditors by making an assignment for the benefit of creditors or obtain the appointment of a general receiver or (ii) file an application pursuant to RCW 23B.14.065 for a court determination of (a) the amount and form of reasonable provision to be made for satisfaction of any one or more claims or liabilities that have arisen or that are reasonably likely to arise within the survival period specified in RCW 23B.14.340 or (b) whether the provision made or proposed to be made by the Board for the satisfaction of any one or more claims or liabilities is reasonable;

h)	Subject to the limitations of RCW 23B.06.400, the distribution of the remaining funds of the Company and the distribution of the remaining unsold assets of the Company, if any, to its shareholders pursuant to Sections 4 and 7 below; and

i)	The taking of any and all other actions permitted or required by the WBCA and any other applicable laws and regulations, including but not limited to, federal tax and securities laws and regulations and the NASDAQ Marketplace Rules and regulations, in connection with the winding up and liquidation of the Company.

3.	Authority of Officers and Directors. Prior to and after the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by the WBCA. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors, employees and independent contractors, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of the Plan, provided that any such compensation shall be fair and reasonable with respect to the efforts expended by any recipient of such compensation. Approval of the Plan by holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote shall constitute the approval of the Company’s shareholders of the Board’s authorization of the payment of any such compensation.

The approval of the Plan by the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote shall constitute full and complete authority for the Board and the officers of the Company, without further shareholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable in the best interests of the Company and its shareholders: (i) to dissolve the Company in accordance with the WBCA and cause its withdrawal from all jurisdictions in which it and its subsidiaries are authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the property and assets of the Company; (iii) to prosecute, defend, settle or otherwise resolve any claims or suits by or against the Company; (iv) to satisfy or make reasonable provision for the satisfaction of the Company’s obligations and liabilities in accordance with any applicable provision of the WBCA; (v) to distribute all of the remaining funds of the Company and any unsold assets of the Company pari passu to the holders of the Common Stock; and (vi) to otherwise take any and all actions permitted or required by the WBCA and other applicable laws and regulations to wind up and liquidate the Company.

4.	Conversion of Assets Into Cash or Other Distributable Form. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, to sell and convert into cash or other distributable form any and all property and assets of the Company and to (a) pay, satisfy and discharge, or make reasonable provision for the payment, satisfaction and discharge of, any and all liabilities of the Company pursuant to Section 2 above, including all expenses associated with the defense, prosecution, settlement or other resolution of any claims or suits by or against the Company, the sale or other disposition of the Company’s property and assets, and the dissolution and liquidation provided for by the Plan, and (b) make distributions to shareholders pursuant to Section 7 below.

5.	Professional Fees and Expenses. It is specifically contemplated that the Company will retain a law firm or law firms selected by the Board to provide legal advice and guidance in implementing the Plan, and the Company shall pay all legal fees and expenses reasonably incurred by the Company in connection with or arising out of the implementation of the Plan, including, among other things, the prosecution, defense, settlement or other resolutions of any claims or suits by or against the Company, the discharge of obligations and liabilities of the Company, and the advancement and reimbursement of any legal fees and expenses payable by the Company pursuant to the indemnification provided by the Company in its Restated Articles of Incorporation, as amended, and Third Amended and Restated Bylaws, the WBCA, or otherwise.

In addition, in connection with and for the purpose of implementing and assuring completion of the Plan, the Company may, as the Board determine necessary, appropriate or advisable in the best interests of the Company and its shareholders, engage and pay any brokerage, agency, professional and other reasonable fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets, the implementation of the Plan and the winding up and liquidation of the Company.

6.	Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Restated Articles of Incorporation, as amended, and Third Amended and Restated Bylaws, the WBCA, or otherwise, for actions taken in connection with the Plan and the winding up of the affairs of the Company. The Board is authorized to obtain and maintain insurance as it may be necessary, appropriate or advisable in the best interests of the Company and its shareholders to cover any of the Company’s obligations under the Plan, including without limitation, directors’ and officers’ liability coverage and insurance coverage reasonably calculated to provide for satisfaction of reasonably estimated liability claims under RCW 23B.14.050(3).

7.	Liquidating Distributions. Liquidating distributions, in cash or in kind, shall be made from time to time after the Effective Date to the holders of record of the shares of Common Stock of the Company outstanding at the close of business on the Effective Date, pro rata in accordance with the respective number of shares then held of record; provided that, prior to any such distribution, the Board has made a determination that reasonable provision has been made for the payment, satisfaction and discharge of all known, conditional, unmatured or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the prosecution, defense, settlement or other resolution of any claims or suits by or against the Company, the sale of property and assets, and the complete liquidation of the Company) by means reasonably calculated to provide for satisfaction of the reasonably estimated amount of such liabilities. All determinations as to the time for and the amount and kind of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with any applicable provision of the WBCA. As provided in Section 10 below, distributions made pursuant to the Plan are intended to be treated as distributions made in complete liquidation of the Company within the meaning of Sections 331 and 336 of the Code and the Treasury regulations promulgated thereunder.

If any liquidating distribution to shareholders of the Company cannot be made pursuant to the Plan, whether because the shareholder cannot be located, has not surrendered its certificates evidencing the Common Stock as may be required pursuant to Section 9 below, is not competent to receive the distribution, or for any other reason, then the distribution to which such shareholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the Washington State Treasurer or the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

8.	Amendment, Modification or Abandonment of the Plan. If for any reason the Board determines that such action would be in the best interests of the Company and its shareholders, the Board may, in its sole discretion and without further shareholder approval, revoke the Plan and all actions contemplated hereunder, to the extent and in the manner permitted by the WBCA, (i) at any time prior to the Effective Date, or (ii) at any time within 120 days after the Effective Date. The Board may not amend or modify the Plan under circumstances that would require additional shareholder approval under the WBCA and/or the federal securities laws or NASDAQ requirements without complying with the WBCA and/or the federal securities laws or NASDAQ requirements. Upon the effective date of revocation of dissolution, the Plan shall be void.

9.	Cancellation of Stock and Stock Certificates. The distributions to the Company’s shareholders pursuant to Section 7 hereof shall be in complete cancellation of all of the outstanding shares of the Common Stock. From and after the Effective Date, and subject to applicable law, the Common Stock will be treated as no longer being outstanding and each holder of Common Stock shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 7 hereof. As a condition to delivery of any distribution to the Company’s shareholders, the Board, in its absolute discretion, may require the Company’s shareholders to (i) surrender their certificates evidencing their shares of Common Stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Effective Date, and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

10.	Liquidation Under Code Sections 331 and 336. It is intended that the Plan constitutes a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Code Sections 331 and 336 and the Treasury regulations promulgated thereunder, including, without limitation, the making of an election under Section 336(e) of the Code, if applicable.

11.	Filing of Tax Returns, Forms and Other Reports and Statements. The appropriate officers of the Company are authorized and directed to prepare (or cause to be prepared), execute and file (or cause to be filed) in accordance with all applicable laws such returns, forms, reports and information statements, and any schedules or attachments to any of the foregoing, as may be necessary or appropriate or required under applicable law in connection with the Plan and the carrying out thereof, including, without limitation, Internal Revenue Service Form 966 as provided under Section 6043 of the Code and the Treasury regulations promulgated thereunder.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please mark your votes as indicated in this example	☒

		FOR	AGAINST	ABSTAIN
1.	PROPOSAL TO APPROVE THE VOLUNTARY DISSOLUTION AND LIQUIDATION OF THE COMPANY PURSUANT TO THE PLAN OF COMPLETE DISSOLUTION AND LIQUIDATION.	0	0	0	Your vote is important. Prompt return of this proxy card will help save the expense of additional solicitation efforts.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO ADJOURN THE SPECIAL MEETING TO ANOTHER DATE, TIME OR PLACE, IF NECESSARY IN THE JUDGEMENT OF THE PROXY HOLDERS, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF PROPOSAL 1.	0	0	0

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement relating thereto.

Mark Here for Address 0 Change or Comments SEE REVERSE

Signature	Signature	Date
NOTE: Please sign above exactly as your name or names appear on your stock certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by an authorized person.
▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting date.

EDEN BIOSCIENCE CORPORATION
INTERNET
http://www.proxyvoting.com/eden

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

EDEN BIOSCIENCE CORPORATION
PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [_________ __], 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Nathaniel T. Brown and William T. Weyerhaeuser (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to represent and to vote, as designated on the reverse side, all the voting shares of Eden Bioscience Corporation common stock held of record by the undersigned on [_______], 2009, at the Special Meeting of Shareholders of Eden Bioscience Corporation to be held at [__________________________] on [_________], 2009 at [____] a.m. (Pacific Time), or any adjournments or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof, or if no indication is made, shall be voted in favor of the proposals, and in the Proxies’ discretion on such other business as may properly come before the special meeting and any adjournments or postponements thereof.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)
(Continued and to be marked, dated and signed, on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your EDEN BIOSCIENCE CORPORATION account online.

Access your Eden Bioscience Corporation shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Eden Bioscience Corporation now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.